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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Cobalt International Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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SOLID FOUNDATION
PROVEN SUCCESS
CONTINUAL GROWTH

NOTICE TO THE 2014 ANNUAL MEETING AND PROXY STATEMENT

Photo on the cover is of the Lontra #1 pre-salt discovery well's drill stem test which resulted in a stabilized flow rate of 9,500 BOEPD. The Lontra #1 exploratory well, located in Block 20, offshore Angola, was drilled to a total depth of 4,195 meters (13,763 feet) and penetrated approximately 75 meters (250 feet) of net pay in a very high quality reservoir section.

March 14, 2014

Dear Stockholder:

You are cordially invited to the 2014 Annual Meeting of Stockholders of Cobalt International Energy, Inc. to be held on Tuesday, April 29, 2014 at 8:00 a.m., Central Time, at the Wisteria Ballroom in the Westin Houston Memorial City Hotel, 945 Gessner Road, Houston, Texas 77024.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominees for the Board of Directors. Other matters on which action is expected to be taken during the meeting are also described.

We use the internet as our primary means of furnishing proxy materials to our stockholders, including this proxy statement, a proxy card and our 2013 annual report. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. Internet transmission and voting are designed to be efficient, minimize cost and conserve natural resources.

Your vote is important and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by internet or by telephone using the instructions provided in the proxy materials, or, if you requested and received a paper copy of the proxy card, by signing and returning it at your earliest convenience. You may also attend and vote at the Annual Meeting.

It is important that your shares are represented at the Annual Meeting, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

On behalf of the Board of Directors, thank you for your continued support.

Yours truly,

Joseph H. Bryant

Chairman of the Board of Directors and
Chief Executive Officer

CAST YOUR VOTE

We value each stockholder playing a part in Cobalt's future. It is vital that you participate and vote your shares.

Proposals Which Require Your Vote

		Additional information	Board recommendation	Votes required for approval

PROPOSAL 1	Election of Directors with terms expiring at this Annual Meeting of Stockholders	Page 13	FOR each nominee	Plurality

PROPOSAL 2	Ratification of the appointment of Ernst & Young LLP, as our independent auditors for the fiscal year ending December 31, 2014	Page 20	FOR	Majority of votes cast

PROPOSAL 3	Approval, on an advisory basis, of our named executive officer compensation	Page 21	FOR	Majority of votes cast

Vote Now

Even if you plan to attend this year's Annual Meeting, it is a good idea to vote your shares now, before the Annual Meeting, in the event your plans change. Whether you vote by internet, by telephone or by mail, please have your proxy card or voting instruction form in hand and follow the instructions.

By internet using your computer	By telephone	By mailing your proxy card

Visit 24/7 http://www.cstproxyvote.com	Dial toll-free 24/7 1 (866) 894-0537	Mark, sign and date your proxy card, and return it in the postage-paid envelope
• Review and download this proxy statement, a proxy card and our 2013 annual report • Request a hard copy of this proxy statement, a proxy card and our 2013 annual report

Visit Our Website

Visit our website http://www.cobaltintl.com
• View materials under "Investor Center"

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

April 29, 2014

8:00 a.m. Central Time

Westin Houston Memorial City Hotel
The Wisteria Ballroom
945 Gessner Road
Houston, Texas 77024

Our 2014 Annual Meeting of Stockholders of Cobalt International Energy, Inc. will be held on Tuesday, April 29, 2014 at 8:00 a.m. Central Time in the Wisteria Ballroom of the Westin Houston Memorial City Hotel located at 945 Gessner Road, Houston Texas 77024.

The purpose of the Annual Meeting is to consider and take action on the following:

1.
To elect three Class II directors to serve a three-year term until the 2017 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified, and one Class I director to serve a two-year term until the 2016 Annual Meeting of Stockholders, or until his successor is duly elected and qualified;
2.
To ratify the appointment of Ernst & Young LLP, as our independent auditors for the fiscal year ending December 31, 2014;
3.
To approve, on an advisory basis, named executive officer compensation; and
4.
To transact such other business as may properly come before the annual meeting.

You are entitled to notice of and to vote at the Annual Meeting (or any adjournment or postponement thereof) if you were a stockholder of record and entitled to vote on March 7, 2014. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Secretary, Cobalt International Energy, Inc., Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024. The list also will be available at the Annual Meeting.

Your vote is important regardless of the size of your holdings. Please take the time to vote by following the internet or telephone voting instructions provided in the proxy materials. If you requested and received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-prepaid envelope provided for your convenience. You may also attend and vote at the Annual Meeting.

If you plan to attend the Annual Meeting in person, you will need to bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date and photo identification.

By Order of the Board of Directors:

Jeffrey A. Starzec Senior Vice President, General Counsel and Secretary

Houston, Texas
March 14, 2014

KEY INFORMATION

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Cobalt International Energy, Inc. for the 2014 Annual Meeting of Stockholders (the "Annual Meeting"). In this proxy statement, we refer to the Board of Directors as the "Board" and Cobalt International Energy, Inc. as "we," "us," "our company," "Cobalt" or the "Company." The proxy materials, including this proxy statement, proxy card or voting instructions and our 2013 annual report, are being distributed and made available on or about March 14, 2014.

Record Date and Voting Securities

The Board fixed the close of business on March 7, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.01 par value per share, of which 412,461,381 shares were outstanding as of the close of business on the record date. Each outstanding share of common stock is entitled to one vote.

Voting by Proxy

Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by either (i) visiting http://www.cstproxyvote.com and following the instructions to vote your shares on the website, or (ii) dialing (866) 894-0537 and following the voice prompts to vote your shares, or (iii) requesting a paper copy of the proxy materials, including a proxy card, and following the instructions included on the proxy card. If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record.

When using internet or telephone voting, the voting systems will verify that you are a stockholder through the use of a company number for Cobalt International Energy, Inc. and a unique control number for you. If you vote by internet or telephone, please do not also mail a proxy card.

All shares represented by valid proxies that we receive through whichever method above you use to transmit your instructions, and that are not revoked, will be voted in accordance with your instructions on the proxy. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board's recommendations as follows:

"FOR" Proposal 1: The election of three Class II directors to serve a three-year term until the 2017 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified, and one Class I director to serve a two-year term until the 2016 Annual Meeting of Stockholders, or until his successor is duly elected and qualified;

"FOR" Proposal 2: The ratification of the appointment of Ernst & Young LLP, as our independent auditors for the fiscal year ending December 31, 2014;

"FOR" Proposal 3: The approval, on an advisory basis, of our named executive officer compensation.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board's recommendations on any of the above items.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

1.
Delivering to our executive offices (Attention: Secretary) a written notice of revocation; or
2.
Delivering to our executive offices (Attention: Secretary) a duly executed proxy bearing a later date; or
3.
Using the internet voting site or the toll-free telephone number listed in the proxy materials to deliver a duly executed proxy bearing a later date; or
4.
Attending the Annual Meeting and voting in person.

Our executive offices are located at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024. Attendance at the Annual Meeting will not in itself constitute the revocation of your proxy.

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KEY INFORMATION

Attending the Annual Meeting

All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holders of record, are invited to attend the Annual Meeting. Stockholders of record can vote in person at the Annual Meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Annual Meeting. If you plan to attend the Annual Meeting, please bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date, which is March 7, 2014. Failure to bring photo identification and such a letter may delay your ability to attend or prevent you from attending the Annual Meeting.

Quorum and Required Vote

Stockholders representing a majority of our outstanding capital stock entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of all of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. Under the Delaware General Corporation Law, our certificate of incorporation and our by-laws, the affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposals 2 and 3 and a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve Proposal 1.

A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee.

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. The New York Stock Exchange's (the "NYSE") Rule 452 restricts when brokers who are record holders of shares may exercise discretionary authority to vote those shares. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a "broker non-vote") on non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of our directors and the advisory vote to approve the compensation of our named executive officers but such brokers may exercise discretionary authority with respect to the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2014.

Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on any of the proposals at the Annual Meeting.

Costs of Solicitation

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2013 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended December 31, 2013, is being made available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission ("SEC"). Copies of the Annual Report are available at no charge upon request. To obtain copies of the Annual Report, please contact us at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary, or at telephone number +1 (713) 452-2322. The Annual Report does not form any part of the materials for the solicitation of proxies. In addition, this proxy statement and our Annual Report to stockholders are available to you at no charge electronically at http://www.cstproxy.com/cobaltintl/2014. Documents we file with the SEC are generally available on our website at http://www.cobaltintl.com. The contents of such website are not being incorporated by reference herein.

CORPORATE GOVERNANCE

Board of Directors

Board Composition

Our certificate of incorporation and by-laws provide that the Board shall consist of not fewer than five directors, nor more than 15 directors. We currently have 9 directors.

Directors are elected by stockholders for terms of three years or less and hold office until their successors are elected and qualify. We have three classes of directors and one of these three classes is elected each year to succeed the directors whose terms are expiring.

The current composition of our three classes of directors is set forth below. The unequal number of directors in each class is the result of our Board filling vacancies and director resignations.

Class I Directors (term expires in 2016)

Mr. Joseph H. Bryant (Chairman)	Mr. Jon A. Marshall

Class II Directors (term expires in 2014)

Dr. Jack E. Golden	Mr. Kenneth W. Moore	Dr. Myles W. Scoggins	Mr. Martin H. Young, Jr.

Class III Directors (term expires in 2015)

Senator Kay Bailey Hutchison	Mr. D. Jeff van Steenbergen	Mr. William P. Utt

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CORPORATE GOVERNANCE

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

The Board's current view and election is that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Joseph H. Bryant. Our non-management directors have also determined that it is optimal for the Board to have a "lead director," whose responsibilities include, among others, calling meetings of the non-management directors, presiding over executive sessions of the non-management directors, participating in the formulation of board and committee agendas and, if requested by stockholders, ensuring that he is available, when appropriate, for consultation and direct communication. This is a rotating position. In February 2014, this position rotated to Mr. William P. Utt who currently serves as our lead director.

The Board has determined that this leadership structure is optimal for us because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership.

Director Independence

The Board has determined that all of our directors other than Mr. Bryant are "independent directors" as defined by the NYSE rules. In addition, the Board has determined that Mr. Martin H. Young, Jr., Dr. Jack E. Golden, Mr. Jon A. Marshall and Dr. Myles W. Scoggins are "independent directors" as defined by Rule 10A-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). There are no family relationships among any of our executive officers, directors or nominees for director.

Board's Role in Risk Oversight

Management has implemented an Enterprise Risk Management ("ERM") process to assist in the Board's oversight of our risks. Management, which is responsible for day-to-day risk management, conducts a risk assessment of our business annually. The risk assessment process is global in nature and identifies and assesses our risks, as well as steps to mitigate and manage the risks, which may be financial, operational or strategic in nature. The centerpiece of the assessment is a discussion of our key risks, which includes a review of the potential magnitude and likelihood of each risk and management's initiatives to manage and mitigate each risk.

This annual risk assessment is updated regularly by management and reviewed quarterly by the Board. In addition, each of the Board's three committees has been tasked with monitoring specific risks applicable to their committees. Insights of these committee reviews are then discussed at full Board meetings.

Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions and in response to external changes or dynamics.

The Board currently considers specific risk topics, including risks associated with our strategic plan, partners, our exploratory and appraisal drilling program, our capital structure, industry regulations and other operational activities. Further, the Board is routinely informed by management of developments that could affect our risk profile or other aspects of our business.

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CORPORATE GOVERNANCE

Meetings of the Board of Directors and Committees

The Board held nine meetings during fiscal 2013 and took action by unanimous written consent three times. During fiscal 2013, no director nominated for election at the Annual Meeting attended fewer than 75% of the aggregate total number of meetings of the Board held during fiscal 2013 and of the total number of meetings held by all of the committees of the Board on which he served. The three standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The following table shows the membership and number of meetings held by the Board and each committee as of year end 2013. The following table does not reflect changes made to the composition of committees of the Board made in 2014, including the resignation from the Board of Mr. Peter R. Coneway and Mr. Kenneth A. Pontarelli in January 2014.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Board of Directors

Joseph H. Bryant				Chair
Peter R. Coneway			X	X
Jack E. Golden	X	X		X
Kay Bailey Hutchison			X	X
Jon A. Marshall	X	Chair		X
Kenneth W. Moore				X
Kenneth A. Pontarelli			X	X
Myles W. Scoggins	X		X	X
D. Jeff van Steenbergen		X		X
Martin H. Young, Jr.	Chair	X		X
William P. Utt			Chair	X
Fiscal 2013 Meetings	5	7	5	9
Action by Unanimous Written Consent in 2013	0	0	0	3

We expect, but do not require, our directors to attend our annual stockholder meetings.

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Board of Directors (Independent Members), c/o Secretary, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

Stockholders and other interested parties may communicate directly with the lead director by sending a written communication in an envelope addressed to: Lead Director, c/o Secretary, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

Stockholders and other interested parties may communicate directly with the full Board by sending a written communication in an envelope addressed to: Board of Directors, c/o Secretary, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. In order to submit a complaint, you may call our hotline at (800) 338-9088 or visit the "Corporate Governance" section of our website. Any such complaints received or submitted are automatically forwarded to Mr. Martin H. Young, Jr., an independent director and Chairman of the Audit Committee, to take such action as may be appropriate.

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CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board has an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and may have such other committees as the Board shall determine from time to time.

Each of the standing committees of the Board has the composition and responsibilities described below.

Audit Committee

Martin Young (Chairman)	Jack Golden	Jon Marshall	Bill Scoggins

The current members of our Audit Committee are Mr. Martin H. Young, Jr., Dr. Jack E. Golden, Mr. Jon A. Marshall and Dr. Myles W. Scoggins, each of whom the Board has determined is financially literate. Mr. Young is the Chairman of this committee. The Board has determined that Mr. Young and Dr. Scoggins are Audit Committee financial experts and that Mr. Young, Dr. Golden, Mr. Marshall and Dr. Scoggins are "independent directors" as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

Our Audit Committee is authorized to:

•
approve and retain the independent auditors to conduct the annual audit of our books and records;

•
review the proposed scope and results of the audit;

•
review and pre-approve the independent auditors' audit and non-audit services rendered;

•
approve the audit fees to be paid;

•
review accounting and financial controls with the independent auditors and our financial and accounting staff;

•
review and approve transactions between us and our directors, officers and affiliates;

•
recognize and prevent prohibited non-audit services;

•
establish procedures for complaints received by us, including regarding accounting matters;

•
review our policies and practices with respect to risk assessment and risk management;

•
oversee our anti-corruption programs;

•
oversee our resource and reserve policies;

•
approve any off-balance sheet financial activities;

•
oversee and manage our fraud risks;

•
oversee our enterprise risk management process;

•
oversee internal audit functions; and

•
prepare the report of the Audit Committee that SEC rules require to be included in this proxy statement.

The Audit Committee's responsibilities are set forth in its charter which was originally approved by the Board on October 22, 2009 and amended most recently on February 20, 2014. This charter is reviewed annually and is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. There were five meetings of the Audit Committee during fiscal 2013.

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CORPORATE GOVERNANCE

Compensation Committee

Jon Marshall (Chairman)	Jack Golden	Jeff van Steenbergen	Martin Young

The current members of our Compensation Committee are Mr. Jon A. Marshall, Dr. Jack E. Golden, Mr. D. Jeff van Steenbergen and Mr. Martin H. Young, Jr. Mr. Marshall is the Chairman of this committee. The Board has determined that all of the current members of the Compensation Committee are independent as defined by the NYSE rules. Our Compensation Committee is authorized to:

•
review, evaluate and determine the compensation philosophy arrangements for management, including the compensation for our Chief Executive Officer;

•
establish general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

•
administer our stock incentive plans;

•
evaluate the independence of its advisers;

•
periodically review our succession planning; and

•
prepare the report of the Compensation Committee that SEC rules require to be included in this proxy statement.

The Compensation Committee's responsibilities are set forth in its charter which was originally approved by the Board on October 22, 2009 and amended most recently on February 20, 2014. This charter is reviewed annually and is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. During fiscal 2013, there were seven meetings of the Compensation Committee.

Nominating and Corporate Governance Committee

Bill Utt (Chairman)	Kay Bailey Hutchison	Bill Scoggins	Ken Moore

The current members of our Nominating and Corporate Governance Committee are Mr. William P. Utt, Senator Kay Bailey Hutchison, Mr. Kenneth W. Moore and Dr. Myles W. Scoggins. Mr. Utt is the Chairman of this committee. The Board has determined that all of the current members of the Nominating and Corporate Governance Committee are independent as defined by the NYSE rules. Our Nominating and Corporate Governance Committee is authorized to:

•
identify and nominate members for election to the Board;

•
develop and recommend to the Board a set of corporate governance principles applicable to our company;

•
review any shareholder proposals submitted for inclusion in our proxy statement; and

•
oversee the evaluation of the Board and management.

The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter which was originally approved by the Board on October 22, 2009 and amended most recently on February 20, 2014. This charter is reviewed annually and is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. During fiscal 2013, there were five meetings of the Nominating and Corporate Governance Committee.

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CORPORATE GOVERNANCE

Nomination of Directors

The nominees for re-election to the Board at the Annual Meeting were formally nominated by the Nominating and Corporate Governance Committee and such nominations were approved by the full Board. Although the Board will consider nominees recommended by stockholders, the Board has not established any specific procedures for stockholders to follow to recommend potential director nominees for consideration. At this time, neither the Board nor the Nominating and Corporate Governance Committee has established any specific written procedures for identifying and evaluating potential director nominees or established any minimum qualifications or skills for directors, although we generally consider a nominee's diversity, experience, industry knowledge and background.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has been at any time an employee of Cobalt. None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by the Board. In accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.cobaltintl.com. Our Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our corporate governance guidelines. Requests should be directed to us at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary. The corporate governance guidelines are also available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. We will disclose any amendments to the corporate governance guidelines on our website at www.cobaltintl.com.

Certain Relationships and Related Transactions

Since January 1, 2013 we have engaged in the following transactions with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

On February 20, 2013, we entered into software licensing and consulting services agreements with Quorum Business Solutions, Inc. and Quorum Business Solutions (U.S.A.), Inc. related to certain enterprise resource planning software. Under these agreements, Quorum will license, host, and support this software for us for an initial term of three years. The approximate value of these agreements is $1.5 million. Quorum Business Solutions, Inc., is owned in part by Riverstone Holdings, LLC, one of our former financial sponsors.

During 2013, we also engaged Expro America LLC, a subsidiary of Expro International Group Limited, to provide engineering contractors and wireline tool and well test equipment support for our U.S. Gulf of Mexico operations. The approximate value of this engagement in 2013 was $700,000. Expro International Group Limited is owned in part by Goldman, Sachs & Co., one of our former financial sponsors.

We believe that the above transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

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CORPORATE GOVERNANCE

Procedures for Review of Transactions with Related Persons

We have adopted a set of related party transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related party transactions, including any loans between us, our principal stockholders and our affiliates, are approved by our Nominating and Corporate Governance Committee, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party's direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our stockholders' best interests. There were no related party transactions since the beginning of the last fiscal year where the related party transaction policies were not followed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 7, 2014, we had 412,461,381 shares of common stock outstanding, which are our only outstanding voting securities. The following table sets forth certain information with respect to the beneficial ownership of our common stock, on a fully-diluted basis, as of March 7, 2014, for:

•
each of our current named executive officers;

•
each of our current directors;

•
all our current executive officers and directors as a group; and

•
each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 7, 2014, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting or investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Directors and Named Executive Officers
Joseph H. Bryant(1)	4,892,660	1.19%
Van P. Whitfield(2)	1,310,116	* %
John P. Wilkirson(3)	518,008	* %
James H. Painter(4)	1,253,681	* %
James W. Farnsworth(5)	1,755,145	* %
Jack E. Golden(6)	86,059	* %
Kay Bailey Hutchison(7)	–	* %
Jon A. Marshall(8)	59,178	* %
Kenneth W. Moore(9)	–	–%
Myles W. Scoggins(10)	55,347	* %
William P. Utt(11)	6,068	* %
D. Jeff van Steenbergen(12)	–	–%
Martin H. Young, Jr.(13)	81,650	* %
All directors and executive officers as a group (18 individuals)	11,142,206	2.70%
Five Percent Stockholders
The Carlyle/Riverstone Funds(14)	34,822,878	8.44%
The First Reserve Funds(15)	36,552,041	8.86%
The Goldman Sachs Group, Inc.(16)	34,826,204	8.44%
Wellington Management Company, LLP(17)	58,344,111	14.14%
BlackRock, Inc.(18)	25,125,648	6.09%
Hotchkis and Wiley Capital Management, LLC(19)	23,436,679	5.68%
Capital World Investors(20)	21,626,000	5.24%

*
Denotes less than 1% of common stock beneficially owned.

(1)
Includes 1,398,678 shares of common stock included in Mr. Bryant's unvested restricted stock awards and 171,755 shares of common stock underlying Mr. Bryant's vested options. Also includes 1,131,152 shares of common stock held indirectly by Mr. Bryant. Excludes 1,046,453 shares underlying unvested options. Excludes 263,300 shares of common stock that are held by a charitable foundation that Mr. Bryant controls.

(2)
Includes 588,084 shares of common stock held by Veer Eagles Partners Ltd. and 71,042 shares of common stock underlying Mr. Whitfield's vested options. Includes 193,431 and 237,072 shares of common stock included in unvested restricted common stock in the name of Mr. Whitfield and Veer Eagles Partners Ltd., respectively. Excludes 174,583 shares of common stock underlying unvested options.

(3)
Includes 38,645 shares of common stock underlying Mr. Wilkirson's vested options and 117,364 shares of unvested restricted common stock granted to Mr. Wilkirson. Also includes 311,091 shares of common stock held by certain trusts, of which Mr. Wilkirson may be deemed to be the beneficial owner. The preceding number includes 62,544 shares of unvested restricted common stock. Includes 1,000 shares of common stock held by Mr. Wilkirson's children, of which Mr. Wilkirson disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any. Excludes 101,273 shares of common stock underlying unvested options.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(4)
Includes 467,651 shares of common stock included in Mr. Painter's unvested restricted common stock awards and 67,628 shares of common stock underlying Mr. Painter's vested options. Excludes 146,995 shares of common stock underlying unvested options.

(5)
Includes 463,725 shares of common stock included in Mr. Farnsworth's unvested restricted stock awards and 67,628 shares of common stock underlying Mr. Farnsworth's vested options. Excludes 144,169 shares of common stock underlying unvested options.

(6)
Excludes 7,500 shares of common stock held by the Janet Golden & Jack Golden Trust 1 and 7,500 shares of common stock held by the Janet Golden & Jack Golden Trust 2. Excludes 6,666 shares of common stock issuable upon settlement of the restricted stock unit award granted to Dr. Golden under our Non-Employee Directors Compensation Plan.

(7)
Excludes 4,985 shares of common stock issuable upon settlement of the restricted stock unit award granted to Senator Hutchison under our Non-Employee Directors Compensation Plan.

(8)
Excludes 6,666 shares of common stock issuable upon settlement of the restricted stock unit award granted to Mr. Marshall under our Non-Employee Directors Compensation Plan.

(9)
Kenneth W. Moore is a managing director of First Reserve Corporation. Mr. Moore disclaims beneficial ownership of the shares that relate to and are described in footnote 15 below, except to the extent of their pecuniary interest therein, if any.

(10)
Excludes 6,666 shares of common stock issuable upon settlement of the restricted stock unit award granted to Dr. Scoggins under our Non-Employee Directors Compensation Plan.

(11)
Includes 1,503 shares of common stock issuable upon settlement of the restricted stock unit award granted to Mr. Utt under our Non-Employee Directors Compensation Plan. Excludes 6,666 shares of our common stock issuable upon settlement of the restricted stock unit award granted to Mr. Utt under our Non-Employee Directors Compensation Plan.

(12)
Mr. van Steenbergen is a director of KERN Partners Ltd. ("KERN Partners") and a director and/or officer of certain subsidiaries and affiliates thereof. Based on a Schedule 13G/A filed on February 12, 2014 by KERN Partners, certain affiliates of KERN Partners may be deemed to beneficially own 13,658,090 shares of our common stock. Mr. van Steenbergen disclaims beneficial ownership of those shares.

(13)
Excludes 6,666 shares of common stock issuable upon settlement of the restricted stock unit award granted to Mr. Young under our Non-Employee Directors Compensation Plan.

(14)
Based on a Schedule 13G filed on February 14, 2014 by C/R Energy GP III, LLC ("GP III"), C/R Energy GP II, LLC ("GP II"), C/R Energy III Cobalt Partnership, L.P. ("C/R III Cobalt"), C/R Energy Coinvestment II, L.P. ("C/R Coinvest"), C/R Cobalt Investment Partnership, L.P. ("C/R Cobalt"), Carlyle/Riverstone Energy Partners III, L.P., Carlyle/Riverstone Global Energy and Power Fund III, L.P. ("C/R Fund III"), Carlyle/Riverstone Energy Partners II, L.P. ("C/R Partners II"), Carlyle Energy Coinvestment III, L.P. ("CEC III") and Riverstone Energy Coinvestment III, L.P. ("REC III"). C/R Fund III, C/R III Cobalt, REC III and CEC III are the record holders of 14,110,575, 6,079,540, 578,018 and 125,593 shares of our common stock, respectively, and may be deemed to be beneficially owned, by GP III. GP III exercises investment discretion and control over the shares held by each of C/R Fund III and C/R III Cobalt through their mutual general partner, Carlyle/Riverstone Energy Partners III, L.P., of which GP III is the sole general partner. GP III has the power to direct the voting and disposition of the shares held by each of REC III and CEC III. C/R Cobalt and C/R Coinvest are the record holders of 12,739,299 and 1,189,853 shares of our common stock, respectively, and may be deemed to be beneficially owned by GP II. GP II exercises investment discretion and control over the shares held by each of C/R Cobalt and C/R Coinvest through their mutual general partner, C/R Partners II, of which GP II is the sole general partner. Each of GP III and GP II is managed by an eight person managing board. Pierre F. Lapeyre, Jr., David M. Leuschen, Michael B. Hoffman, N. John Lancaster, Daniel A. D'Aniello, William E. Conway, Jr., David M. Rubenstein and Edward J. Mathias, as the members of the managing boards of each of GP III and GP II, may be deemed to share beneficial ownership of the shares beneficially owned by GP III and GP II. Such persons disclaim such beneficial ownership. The address of each of the above persons is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 51st Floor, New York, NY 10019, except for CEC III, whose address is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(15)
Based on a Schedule 13G filed on February 14, 2014 by William E. Macaulay, First Reserve GP XI, Inc. ("GP XI Inc."), First Reserve GP XI, L.P. ("GP XI"), First Reserve Fund XI, L.P. ("Fund XI") and FR XI Onshore AIV, L.P. ("Onshore AIV"). Fund XI owns 27,396,278 shares of our common stock and Onshore AIV owns 9,155,763 shares of our common stock. GP XI is the general partner of Fund XI and Onshore AIV, and GP XI Inc. is the general partner of GP XI. Mr. Macaulay is a director of GP XI Inc. and has the right to appoint a majority of the board of directors of GP XI Inc. In such capacities, each of Mr. Macaulay, GP XI Inc. and GP XI may be deemed to beneficially own the shares of our common stock held by Fund XI and Onshore AIV. Each of the above persons and entities, other than Fund XI and Onshore AIV, disclaims beneficial ownership of any shares of our common stock. The address of the above persons and entities is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.

(16)
Based on a Schedule 13G filed on February 14, 2014 by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GSCP V Cobalt Holdings, LLC ("Cobalt V Holdings"), GSCP VI Cobalt Holdings, LLC ("Cobalt VI Holdings"), GSCP V Offshore Cobalt Holdings, LLC ("Offshore V Holdings LLC"), GSCP VI Offshore Cobalt Holdings, LLC ("Offshore VI Holdings LLC"), GSCP V GmbH Cobalt Holdings, LLC ("GmbH Holdings V LLC"), GSCP VI GmbH Cobalt Holdings, LLC ("GmbH Holdings VI LLC" and, together with Cobalt V Holdings, Cobalt VI Holdings, Offshore V Holdings LLC, Offshore VI Holdings LLC and GmbH Holdings V LLC, the "Goldman LLCs"), GSCP V Offshore Cobalt Holdings, L.P. ("Offshore V Holdings LP"), GSCP VI Offshore Cobalt Holdings, L.P. ("Offshore VI Holdings LP"), GSCP V GmbH Cobalt Holdings, L.P. ("GmbH Holdings V LP"), GSCP VI GmbH Cobalt Holdings, L.P. ("GmbH Holdings VI LP"), GSCP V GmbH Cobalt Holdings ("GmbH Holdings V"), GSCP VI GmbH Cobalt Holdings ("GmbH Holdings VI"), GS Capital Partners V Fund, L.P. ("GS Capital V"), GS Capital Partners VI Fund, L.P. ("GS Capital VI"), GS Capital Partners V Offshore Fund, L.P. ("GS V Offshore"), GS Capital Partners VI Offshore Fund, L.P. ("GS VI Offshore"), GS Capital Partners V Institutional, L.P. ("GS Institutional"), GS Capital Partners VI Parallel, L.P. ("GS Parallel"), GS Capital Partners V GmbH & Co. KG ("GS V Germany"), GS Capital Partners VI GmbH & Co. KG ("GS VI Germany" and, together with GS Capital V, GS Capital VI, GS V Offshore, GS VI Offshore, GS Institutional, GS Parallel and GS V Germany, the "Limited Partnerships"), GSCP V Advisors, L.L.C. ("GSCP V Advisors"), GSCP VI Advisors, L.L.C. ("GSCP VI Advisors"), GSCP V Offshore Advisors, L.L.C. ("GSCP V Offshore Advisors"), GSCP VI Offshore Advisors, L.L.C. ("GSCP VI Offshore Advisors"), GS Advisors V, L.L.C. ("GS Advisors V"), GS Advisors VI, L.L.C. ("GS Advisors VI"), Goldman, Sachs Management GP GmbH ("GS GmbH" and, together with the foregoing entities, the "GS Reporting Persons"). GS Group and Goldman Sachs may be deemed to beneficially own an aggregate of 34,826,204 shares of our common stock through the Limited Partnerships. Affiliates of Goldman Sachs and GS Group are the general partner, managing limited partner or managing partner of the Limited Partnerships. Goldman Sachs serves as the investment manager of the Limited Partnerships and is a wholly-owned subsidiary of GS Group. Cobalt V Holdings beneficially owns an aggregate of 11,368,617 shares of our common stock which may

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  be deemed to be beneficially owned by its sole member, GS Capital V, and GS Capital V's sole general partner, GSCP V Advisors. Offshore V Holdings LLC beneficially owns an aggregate of 5,872,552 shares of our common stock which may be deemed to be beneficially owned by its sole member, Offshore V Holdings LP, and GS V Offshore, the general partner of Offshore V Holdings LP, and GSCP V Offshore Advisors, the general partner of GS V Offshore. GS Institutional beneficially owns an aggregate of 3,898,453 shares of our common stock which may be deemed to be beneficially owned by GS Advisors V, the general partner of GS Institutional. GmbH Holdings V LLC beneficially owns an aggregate of 450,727 shares of our common stock which may be deemed to be beneficially owned by its sole member, GmbH Holdings V LP, by GmbH Holdings V, the general partner of GmbH Holdings V LP, by GS V Germany, the sole stockholder of GmbH Holdings V, and by GS GmbH, the general partner of GS V Germany. Cobalt VI Holdings beneficially owns an aggregate of 6,177,942 shares of our common stock which may be deemed to be beneficially owned by its sole member, GS Capital VI, and GS Capital VI's sole general partner, GSCP VI Advisors. Offshore VI Holdings LLC beneficially owns an aggregate of 5,138,596 shares of our common stock which may be deemed to be beneficially owned by its sole member, Offshore VI Holdings LP, by GS VI Offshore, the general partner of Offshore VI Holdings LP, and by GSCP VI Offshore Advisors, the general partner of GS VI Offshore. GS Parallel beneficially owns an aggregate of 1,698,829 shares of our common stock which may be deemed to be beneficially owned by GS Advisors VI, the general partner of GS Parallel. GmbH Holdings VI LLC beneficially owns an aggregate of 219,564 shares of our common stock which may be deemed to be beneficially owned by its sole member, GmbH Holdings VI LP, by GmbH Holdings VI, the general partner of GmbH Holdings VI LP, by GS VI Germany, the sole stockholder of GmbH Holdings VI, and by GS GmbH, the general partner of GS VI Germany. Each GS Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interests therein. The address of each of the persons mentioned in this paragraph is 200 West Street, New York, New York 10282.

(17)
Based on a Schedule 13G filed with the SEC on February 14, 2014 by Wellington Management Company, LLP ("Wellington"). Such filing indicates that in its capacity as investment adviser, Wellington may be deemed to beneficially own 58,344,111 shares of common stock which are held of record by clients of Wellington. Wellington has shared power to dispose or direct the disposition of 58,344,111 shares of common stock held by it and has shared power to vote or direct the vote of 31,568,935 shares of common stock held by it. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(18)
Based on a Schedule 13G filed with the SEC on February 11, 2014 by BlackRock, Inc. ("BlackRock"). Such filing indicates that in its capacity as a parent holding company or control person of various subsidiaries holding common stock, BlackRock beneficially owns 25,125,648 shares of common stock. BlackRock has sole power to dispose or direct the disposition of 25,125,648 shares of common stock held by it and has sole power to vote or direct the vote of 23,347,491 shares of common stock held by it. The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(19)
Based on a Schedule 13G filed with the SEC on February 14, 2014 by Hotchkis and Wiley Capital Management, LLC ("HWCM"). Such filing indicates that in its capacity as investment adviser, HWCM beneficially owns 23,436,679 shares of common stock. HWCM has sole power to dispose or direct the disposition of 23,436,679 shares of common stock held by it and has sole power to vote or direct the vote of 15,742,979 shares of common stock held by it. The address of HWCM is 725 S. Figueroa Street 39th Fl, Los Angeles, CA 90017.

(20)
Based on a Schedule 13G filed with the SEC on February 13, 2014 by Capital World Investors ("Capital World"), a division of Capital Research and Management Company ("CRMC"). Such filing indicates that in CRMC's capacity as investment adviser, Capital Investors may be deemed to beneficially own 21,626,000 shares of common stock. Capital World has sole power to dispose or direct the disposition of 21,626,000 shares of common stock held by it and has sole power to vote or direct the vote of 21,626,000 shares of common stock held by it. The address of Capital World is 333 South Hope Street, Los Angeles, CA 90071.

Pledge of Shares

To our knowledge, as of March 7, 2014, none of our officers or directors have pledged any of the shares that they respectively beneficially own.

PROPOSAL 1     ELECTION OF DIRECTORS

The Board currently consists of 9 directors, and the Board has nominated three Class II directors for election at the Annual Meeting to serve until the 2017 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified, and one Class I director for election at the Annual Meeting to serve until the 2016 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. Our certificate of incorporation authorizes our Board to consist of five to 15 directors, as determined by the Board, and our directors are divided into three classes, with directors elected by stockholders for staggered terms of three years each. Our certificate of incorporation and bylaws require that each class of directors consist, as nearly as may be possible, of one-third of the total number of directors constituting our entire Board. Such governing documents provide that in the event of any change in the number of directors, our Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. Accordingly, given the appointment of Senator Kay Bailey Hutchison and the resignation of each of Messrs. Peter R. Coneway, Michael G. France, N. John Lancaster, Scott L. Lebovitz, and Kenneth A. Pontarelli since our last Annual Meeting of Stockholders, our Board has decided to reduce the number of directors in Class II by nominating Mr. Jack E. Golden for election at this Annual Meeting as a Class I director. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

We are soliciting proxies in favor of the re-election of each of the four nominees identified below. We intend that all properly executed proxies will be voted for these four nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director, if elected.

Biographical information concerning the nominees, and the current directors of the Board whose terms will continue after the Annual Meeting, appears below. Ages are correct as of March 14, 2014.

Nominees (Current Class II Directors With Terms Expiring In 2014)

Kenneth W. Moore Independent Class II Director Nominee to Serve until the 2017 Annual Meeting
Age: 44 Director since 2007	Skills and Qualifications: • Mr. Moore's qualification for election include his extensive energy-related finance and capital markets experience.	Committees: • Nominating and Corporate Governance Committee Other current public directorships: • None

Our Board has nominated Mr. Kenneth W. Moore for election at the Annual Meeting to serve until the 2017 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. Mr. Moore is a Managing Director of First Reserve Corporation, a private equity company which invests exclusively in the energy industry, which he joined in 2004. Prior to joining First Reserve, Mr. Moore spent four years with Morgan Stanley in New York. Mr. Moore served as a director of Chart Industries, Inc. from October 2005 to November 2007 and Dresser-Rand Group Inc. from October 2004 to May 2007. Mr. Moore holds a B.A. from Tufts University and an M.B.A. from the Johnson School of Management at Cornell University.

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PROPOSAL 1    ELECTION OF DIRECTORS

Myles W. Scoggins Independent Class II Director Nominee to Serve until the 2017 Annual Meeting
Age: 66 Director since March 2010	Skills and Qualifications:

•

Dr. Scoggins' qualification for election include his extensive upstream oil and gas expertise and his perspective as President of a major engineering and applied science research university with strong ties to the oil and gas industry.

Committees: • Audit Committee and Nominating and Corporate Governance Committee Other current public directorships: • QEP Resources, Inc. and Laredo Petroleum, Inc.

Our Board has nominated Dr. Myles W. Scoggins for election at the Annual Meeting to serve until the 2017 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. Dr. Scoggins has been President of the Colorado School of Mines since 2006. Dr. Scoggins retired from Mobil Corporation and Exxon Mobil Corporation after a 34-year career where he held senior executive positions in the upstream oil and gas business. From 1999 to 2004 he served as Executive Vice President of Exxon Mobil Production Company. Prior to the merger of Mobil and Exxon in late 1999, he was President, International Exploration & Production and Global Exploration, and an officer and member of the executive committee of Mobil Oil Corporation. He was a director for Venoco, Inc. from June 2007 until October 2012, Trico Marine Services, Inc. from March 2005 until August 2011 and Questar Corporation from February 2005 until June 2010. In addition, he is a member of the National Advisory Council of the United States Department of Energy's National Renewable Energy Laboratory. Dr. Scoggins has a Ph.D. in Petroleum Engineering from The University of Tulsa.
Martin H. Young, Jr., Independent Class II Director Nominee to Serve until the 2017 Annual Meeting
Age: 61 Director since 2009	Skills and Qualifications:

•

Mr. Young's qualification for election include his extensive financial and accounting expertise and past service as a chairman of the board of a publicly traded oil and gas company.

Committees: • Audit Committee (Chairman) and Compensation Committee Other current public directorships: • None

Our Board has nominated Mr. Martin H. Young, Jr. for election at the Annual Meeting to serve until the 2017 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Diversified, Inc. and its predecessor companies, Falcon Seaboard Holdings, L.P. and Falcon Seaboard Resources, Inc., since 1992. Falcon is a private energy company involved in natural gas exploration and production, real estate and private investments. In July 2007, Mr. Young retired as Chairman of the Board (a position he had held for 11 years) and as a member of the Board of the Texas Mutual Insurance Company (a position he had held for 12 years), the largest provider of workers' compensation insurance in the State of Texas. Prior to his employment with Falcon, Mr. Young had 13 years of banking experience, the last ten working for a major California bank as the Vice President/Area Manager for the corporate banking group. Until its sale in 2013, Mr. Young served as Chairman of the board of directors of the Berry Petroleum Company, an independent energy company, a position he has held for eight of the past thirteen years he has served on Berry Petroleum's board. Mr. Young holds a B.B.A. from Duquesne University and an M.B.A. from Southern Illinois University.

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PROPOSAL 1    ELECTION OF DIRECTORS

Jack E. Golden Independent Class I Director Nominee to Serve until the 2016 Annual Meeting
Age: 65 Director since 2010	Skills and Qualifications: • Dr. Golden's qualification for election include his well-rounded expertise and experience in the global oil and gas industry.	Committees: • Audit Committee and Compensation Committee Other current public directorships: • Atwood Oceanics, Inc.

For the reasons discussed above, our Board has nominated Dr. Jack E. Golden for election at the Annual Meeting to serve until the 2016 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. Dr. Golden joined Shell in 1977 and later BP in 1982. He held numerous executive positions in North America, including President of BP's North American E&P business. For much of his last decade with BP, he served as Group Vice President – Exploration and Production. During this period, he was involved with the development and operation of BP's business in North America, Europe, South America, West Africa and Russia. Dr. Golden retired from BP at the beginning of 2006. He is currently Managing Director of Edgewater Energy LLC, a Texas based oil and gas company. Additionally, Dr. Golden is President of Four Winds Consulting LLC, which served as advisor to the Board from March 2007 until December 2009. Dr. Golden holds a PhD in Physics.

Continuing Directors (Current Class I Directors With Terms Expiring In 2016)

Joseph H. Bryant Chairman and Continuing Director
Age: 58 Director since our inception in November 2005	Committees: • None Other current public directorships: • None

Mr. Bryant has 36 years of experience in the oil and gas industry. Prior to joining Cobalt, from September 2004 to September 2005, he was President and Chief Operating Officer of Unocal Corporation, an oil and gas exploration and production company. From May 2000 to August 2004, Mr. Bryant was President of BP Exploration (Angola) Limited, from January 1997 to May 2000, Mr. Bryant was President of BP Canada Energy Company (including serving as President of Amoco Canada Petroleum Co. between January 1997 and May 2000, prior to its merger with BP Canada), and from 1993 to 1996, Mr. Bryant served as President of a joint venture between Amoco Orient Petroleum Company and the China National Offshore Oil Corporation focused on developing the offshore Liuhua fields. Prior to 1993, Mr. Bryant held executive leadership positions in Amoco Production Company's business units in The Netherlands and the Gulf of Mexico, serving in many executive capacities and in numerous engineering, financial and operational roles throughout the continental United States. Mr. Bryant served on the board of directors of the Berry Petroleum Company from October 2005 until May 2011. Mr. Bryant currently serves on the board of directors of the American Petroleum Institute. Mr. Bryant holds a B.S. in Mechanical Engineering from the University of Nebraska.

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PROPOSAL 1    ELECTION OF DIRECTORS

Jon A. Marshall Continuing Independent Director
Age: 62 Director since 2010	Committees: • Audit Committee and Compensation Committee (Chairman) Other current public directorships: • Noble Corporation

Mr. Marshall served as President and Chief Operating Officer of Transocean Inc. from November 2007 until May 2008 and was a member of Transocean's Board of Directors from November 2007 until December 2008. Mr. Marshall served as a director and Chief Executive Officer of GlobalSantaFe Corporation from May 2003 until November 2007, when it merged with a subsidiary of Transocean, and served as the Executive Vice President and Chief Operating Officer of GlobalSantaFe from November 2001 until May 2003. From 1998 to November 2001, Mr. Marshall was employed with Global Marine Inc. where he held the same position. Mr. Marshall currently serves as a director of Noble Corporation. Mr. Marshall received his B.S. degree from the United States Military Academy.

Continuing Directors (Current Class III Directors With Terms Expiring In 2015)

Kay Bailey Hutchison Continuing Independent Director
Age: 70 Director since 2013	Committees: • Nominating and Corporate Governance Committee Other current public directorships: • None

Senator Hutchison has over 40 years of experience in the public and private sectors. Currently, Senator Hutchison serves as Senior Counsel in Bracewell & Giuliani, LLP's Dallas, Texas office. From 1993 to 2013, she served as a U.S. Senator and was the first woman to represent Texas in the U.S. Senate. In the history of the Senate, Senator Hutchison was one of only two women ever elected to Republican leadership. Prior to her Senate service, Senator Hutchison was elected Texas State Treasurer in 1990 and to the Texas House of Representatives in 1972, representing the first Republican woman elected to that body. She served in the Texas House until 1976 when she was appointed by President Gerald Ford to serve as Vice-Chairman of the National Transportation Safety Board. In addition to her political career, Senator Hutchison is also a former bank executive, journalist and small business owner. Senator Hutchison holds a Bachelor of Arts degree from the University of Texas at Austin, and a J.D. from the University of Texas School of Law.

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PROPOSAL 1    ELECTION OF DIRECTORS

William P. Utt Continuing Independent Director
Age: 57 Director since 2013	Committees: • Nominating and Corporate Governance Committee (Chairman) Other current public directorships: • KBR, Inc.

Mr. Utt is currently the Chairman, President and Chief Executive Officer of KBR, Inc. Mr. Utt has announced his intention to retire from KBR, Inc. during 2014. Prior to joining KBR in 2006, Mr. Utt was President and CEO of SUEZ Energy North America and its predecessor companies from 1995 to 2006, with responsibility for the LNG, retail energy, energy marketing and trading, power generation and development businesses. Mr. Utt currently serves on the National Petroleum Council, which provides advice and analysis to the U.S. Secretary of Energy. Mr. Utt holds a B.S. and an M.S. in mechanical engineering from the University of Virginia and has an M.B.A. from The Colgate Darden Graduate School of Business Administration at the University of Virginia.
D. Jeff van Steenbergen Continuing Independent Director
Age: 58 Director since our inception in November 2005	Committees: • Compensation Committee Other current public directorships: • None

Mr. van Steenbergen is a co-founding and General Partner of KERN Partners Ltd., an energy sector private equity firm based in Calgary. He has been with this firm since 2001 and serves on the boards of six of KERN's international and Canadian portfolio companies. Prior to that, Mr. van Steenbergen was a Managing Director and co-head of North American Oil and Gas with JP Morgan and Co., and before that was a Managing Director with a leading Canadian investment banking firm. He has been active in the North American and international energy sector for close to 35 years and has a broad range of experience as a private equity investor, investment banker, and in operating and operations management roles with Mobil Corporation and with Schlumberger. Mr. van Steenbergen holds a B.A.S.C. in Civil Engineering from Queen's University and an M.B.A. from Dalhousie University, and attended executive programs at Harvard Business School, Stanford University and INSEAD.

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PROPOSAL 1    ELECTION OF DIRECTORS

 2013 Director Compensation

The following table lists the individuals who served as our directors during 2013. This table includes Messrs. Coneway, France, Lancaster, Lebovitz and Pontarelli, each of whom no longer serves on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(4)	Total ($)

Joseph H. Bryant	–		–	–
Peter R. Coneway	–		–	–
Michael G. France	–		–	–
Jack E. Golden	100,000		175,000	275,000
Kay Bailey Hutchison(5)	4,383		80,068	84,451
N. John Lancaster	–		–	–
Scott L. Lebovitz	–		–	–
Jon A. Marshall	104,301	(1)	175,000	279,301
Kenneth W. Moore	–		–	–
Kenneth A. Pontarelli	–		–	–
Myles W. Scoggins	100,000	(2)	175,000	275,000
D. Jeff van Steenbergen	–		–	–
Martin H. Young, Jr.	120,000	(3)	175,000	295,000
William P. Utt(6)	81,095	(6)	214,315	295,410

(1)
Mr. Marshall elected to receive his entire annual retainer in shares of our common stock. In addition to his annual retainer, Mr. Marshall received $4,301 for serving as Chairman of our Compensation Committee for a portion of 2013, which Mr. Marshall elected to receive in shares of our common stock.

(2)
Dr. Scoggins elected to receive his entire retainer in shares of our common stock on a deferred basis pursuant to the terms of our Non-Employee Directors Deferral Plan.

(3)
Mr. Young elected to receive his entire annual retainer in shares of our common stock on a deferred basis pursuant to the terms of our Non-Employee Directors Deferral Plan. In addition to his annual retainer, Mr. Young received $20,000 for serving as Chairman of our Audit Committee, which Mr. Young also elected to receive in shares of our common stock on a deferred basis.

(4)
Represents the aggregate grant date fair value of restricted stock unit awards granted in 2013 computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates. See Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. On June 1, 2013, each of Dr. Golden, Mr. Marshall, Dr. Scoggins, Mr. Utt and Mr. Young was awarded 6,666 restricted stock units with a grant date fair value of $175,000. On March 18, 2013, Mr. Utt was awarded 1,503 restricted stock units with a grant date fair value of $39,315 for his service from March 11, 2013 when he joined the Board through May 31, 2013. On December 23, 2013, Senator Hutchison was awarded 4,985 restricted stock units with a grant date fair value of $80,068 for her service from December 16, 2013 when she joined the Board through May 31, 2014.

(5)
Senator Hutchison joined the Board of Directors on December 16, 2013 and received a prorata portion of the annual retainer and restricted stock unit awards.

(6)
Mr. Utt joined the Board of Directors on March 11, 2013 and received a prorata portion of the annual retainer and restricted stock unit awards. Mr. Utt elected to receive his entire annual retainer in shares of our common stock.

In fiscal 2013, individuals serving as non-employee directors who were unrelated to any of our former financial sponsors received:

•
a $100,000 annual retainer (or a pro-rated portion thereof for the year in which the director is elected or appointed to the Board); and

•
an annual award of restricted stock units with a fair market value of $175,000 (or a pro-rated portion thereof for the year in which the director is elected or appointed to the Board) pursuant to our Non-Employee Directors Compensation Plan.

The Chairperson of the Audit Committee receives an additional annual retainer of $20,000. The Chairperson of the Compensation Committee, the Nominating and Corporate Governance Committee and/or any other committee of the Board receives, for his or her service in each such position, an additional annual retainer of $5,000. These additional retainers are available only for such Chairpersons who are non-employee directors and who are not related to any of our former financial sponsors.

The retainers are payable at the director's election in cash and/or shares of our common stock. Each award of restricted stock units is granted pursuant to a Restricted Stock Unit Award Notification under our Non-Employee Directors Compensation Plan. The award generally is settled one year after grant in shares of our common stock. Payment with respect to the retainers and restricted stock units may be deferred at the director's election pursuant to the terms of our Non-Employee Directors Deferral Plan.

The director compensation program described above was established during 2011 by the Compensation Committee based on a review conducted by Meridian Compensation Partners, LLC ("Meridian"), the Compensation Committee's compensation consultant.

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PROPOSAL 1    ELECTION OF DIRECTORS

 Vote Required

Directors will be elected by a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation

The Board recommends that stockholders vote "FOR" each of the nominees for director. If not otherwise specified, proxies will be voted "FOR" each of the nominees for director.

PROPOSAL 2     RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, as independent auditors to audit our financial statements for the year ending December 31, 2014. Inclusion of this proposal in our proxy statement to ratify the appointment of our independent auditors for the year ending December 31, 2014 is not required, but is being submitted as a matter of good corporate practice.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Fees Paid to Independent Auditors

The following table presents aggregate fees billed to us for the years ended December 31, 2013 and 2012, for professional services rendered by Ernst & Young LLP, our principal accountant for the audit of our annual financial statements and review of our interim financial statements.

	2013	2012

	($ in thousands)
Audit Fees	$1,628	$1,155
Audit-Related Fees	–	–
Tax Fees	40	–
All Other Fees	–	–

Total Fees	$1,668	$1,155

Audit Fees.    Audit fees consisted of fees billed by Ernst & Young LLP for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements. For 2013, audit fees included approximately $168,000 related to our January and May securities offerings. For 2012, audit fees included approximately $193,000 related to our February 2012 stock offering and our December 2012 convertible notes offering.

There were no Audit-Related Fees or Other Fees billed to us for the years ended December 31, 2013 and 2012.

Tax Fees.    During 2013, the tax fees of approximately $40,000 were billed to us, which included approximately $20,000 related to determining the limitations on our tax benefits and NOLs and $20,000 related to an audit of certain foreign tax provisions. There were no tax fees billed to us for the year ended December 31, 2012.

Pre-Approval Policies and Procedures

Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee charter. The Audit Committee pre-approves all services performed by Ernst & Young LLP and discloses such fees above. The charter is available on our website at www.cobaltintl.com. The Audit Committee considers whether the provision of the services disclosed above is compatible with maintaining Ernst & Young LLP's independence.

Vote Required

The affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposal 2.

Recommendation

The Board recommends that stockholders vote "FOR" Proposal 2: The ratification of Appointment of Independent Auditors. If not otherwise specified, proxies will be voted "FOR" Proposal 2.

PROPOSAL 3     NAMED EXECUTIVE OFFICER COMPENSATION

At the 2011 Annual Meeting of Stockholders a majority of our stockholders voted, on an advisory non-binding basis, to hold an advisory non-binding vote on executive compensation every year. Consistent with this recommendation by our stockholders, the Board has determined that it will include an advisory non-binding stockholder vote on executive compensation in its proxy materials every year.

Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote on the fiscal 2013 compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

Stockholders are being asked to vote on the following resolution:

"RESOLVED, that the stockholders approve the compensation of the Company's executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures)."

Please refer to the section entitled "Executive Compensation" of this proxy statement for a detailed discussion of our executive compensation principles and practices and the fiscal 2013 compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2013 compensation of our named executive officers.

To help ensure that all stockholder views are well understood by the Board, we also encourage stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns with regard to our executive compensation principles and practices.

Vote Required

Although, as an advisory vote, this proposal is not binding upon us or the Board, the Compensation Committee will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions. The affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposal 3.

Recommendation

The Board recommends that stockholders vote "FOR" Proposal 3: Advisory vote on executive compensation to approve the compensation of our named executive officers as disclosed in this proxy statement. If not otherwise specified, proxies will be voted "FOR" Proposal 3.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis describes the objectives and elements of our compensation program in 2013 for Messrs. Bryant, Wilkirson, Whitfield, Painter and Farnsworth, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, respectively, each of whom is included in the Compensation Tables that follow. We refer to these individuals as our "Named Executive Officers" or "NEOs". This section should be read together with the Compensation Tables, which disclose the compensation awarded to, earned by or paid to, our NEOs in or with respect to 2013, 2012 and 2011.

Overview and Objectives

As we are a relatively young company in the oil and gas exploration and production industry, our operations have to date centered on identifying prospects that may contain oil or gas, acquiring the rights to explore and develop them, commencing drilling, and preparing for our production phase. We have accomplished this with a small management team having significant industry experience. We have designed our compensation program to attract and retain these highly experienced individuals, who have competing opportunities at more established companies, as well as to motivate and reward them for the successful execution of the company's business plan.

We accomplished these objectives primarily by granting the management team ownership interests in our company, in addition to base salaries and annual cash bonuses. Each executive's compensation was individually negotiated at the time of his hire and, generally, cash salaries and annual bonus opportunities were established at industry-competitive levels. The ownership interests function as long term incentive compensation, with a substantial return prospect commensurate with the high risk profile of our Company. In conjunction with our IPO at the end of 2009, and our recapitalization from a partnership to a corporation, management's ownership interests were converted into shares of our common stock or awards of restricted stock made under the Cobalt International Energy, Inc. Long Term Incentive Plan, or Incentive Plan. See "– Elements of Compensation – Long Term Incentive (Equity) Compensation."

We expect that, as our company continues to mature and our management and executive ranks expand, our compensation program will become more conventional, and will more closely resemble a market-based compensation program, in which we will compare our programs and compensation levels more generally to other companies in our industry.

Compensation Process

The Compensation Committee is responsible for reviewing and determining compensation of our Chief Executive Officer and our other executive officers. In doing so, the Compensation Committee (i) identifies corporate goals and objectives relevant to executive officer compensation, (ii) evaluates each executive officer's performance in light of such goals and objectives and (iii) reviews and determines any long-term incentive components. As part of its process, the Compensation Committee reviews the recommendations of the Chief Executive Officer. In 2013, the Compensation Committee met seven times.

To assist in this process, since 2010 the Compensation Committee has annually retained Meridian to review the company's compensation program, including the design of the program, each element of compensation under the program and the total target compensation for each executive and key employee. Meridian is an independent compensation consulting firm and does not provide any other services outside of matters pertaining to executive and director compensation and corporate governance. Meridian reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian, and the directions given to Meridian regarding the performance of such services. In connection with its retention, Meridian has provided the Compensation Committee with information necessary for an evaluation of its independence, as set forth in Section 10C-1 of the Securities Exchange Act of 1934, as amended, to determine whether a potential conflict of interest might arise in connection with advising the Compensation Committee. After reviewing the information, the Compensation Committee concluded that Meridian's advice is objective and no conflict exists.

Although the Compensation Committee reviewed executive compensation practices at a variety of oil and gas companies, the Compensation Committee, with the advice of Meridian, has concluded that we do not have a single group of comparator or peer firms for purposes of traditional benchmarking and percentile targeting. Rather than looking to a single peer or comparator group, our compensation practice throughout our organization is to review compensation on a position-by-position basis and determine the particular skill set required to be successful at Cobalt for the particular position in question. The skill set necessarily varies among positions but may include:

•
executive management experience at oil and gas enterprises;

•
deepwater experience and technical expertise;

•
international experience including managing multiple geographic locations;

•
experience growing and maturing a company through its lifecycle;

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EXECUTIVE COMPENSATION

•
relevant financial and commercial experience; and

•
relevant compliance and legal experience.

In recent years, in addition to looking at general compensation and governance trends and evaluating those trends within the scope of oil and gas companies, the Compensation Committee has reviewed the compensation practices of companies participating in two different segments of the upstream oil and gas industry.

•
Companies engaged in deepwater exploration and development – which we call "Similar Industry Companies"; and

•
Companies that are of similar size to Cobalt, primarily measured by enterprise value – which we call "Similar Sized Companies."

Although the Compensation Committee has found the compensation practices of Similar Industry Companies and Similar Sized Companies are helpful in making compensation determinations for our named executive officers, neither segment is truly representative of Cobalt and our business model as the Similar Industry Companies tend to be much larger and more diversified than we are and the Similar Sized Compaines tend to focus on a different segment of the oil and gas business than we do, such as onshore resource development rather than our deepwater exploration. Thus, the Compensation Committee does not target a particular percentile or otherwise follow a set procedure with respect to data from Similar Industry Companies and Similar Sized Companies given that it is of limited value.

The Compensation Committee, and Meridian, continue to believe that Cobalt does not have a single peer group of comparator companies, and instead reviews a variety of factors, including compensation data from Similar Industry Companies and Similar Sized Companies, in making compensation determinations. Given the variety of companies we review in this process, our assessment is necessarily qualitative and subjective, and the ultimate compensation package for each of our NEOs is significantly based on our judgment. It is not based solely on traditional benchmarking and percentile targeting against a stated peer group.

For compensation actions taken in February 2013, Similar Industry Companies consisted of Anadarko Petroleum Corporation, Apache Corporation, Hess Corporation, Marathon Oil Corporation, Murphy Oil Corporation, Newfield Exploration Company, and Noble Energy, Inc.

For compensation actions taken in February 2013, Similar Sized Companies consisted of Cabot Oil and Gas Corporation, Cimarex Energy Company, Concho Resources, Inc., Continental Resources, Inc., Denbury Resources, Inc., Linn Energy, LLC, Pioneer Natural Resources Company, Plains Exploration & Production Company, QEP Resources, Inc., Range Resources Corporation, Ultra Petroleum Corporation and Whiting Petroleum Corporation.

Elements of Compensation

Since our inception, our compensation program has consisted of base salaries, annual cash bonuses and long-term incentive compensation. We expect that these elements will remain the elements of our compensation program going forward, although the relative proportions of each element, and the specific plan and award designs, will continue to evolve as we become a more established enterprise.

Base Salary.

Base salary is the fixed component of our compensation program, which provides stable income for our management team. In February 2013, the Compensation Committee and the Board approved annual base salaries for our NEOs as follows: Mr. Bryant ($1,000,000), Mr. Whitfield ($775,000), Mr. Wilkirson ($540,000), Mr. Painter ($700,000) and Mr. Farnsworth ($700,000). All of our NEOs received market-based raises based on factors specific to their positions ranging from 6 to 21% from their respective 2012 base salaries, except for Mr. Bryant, whose base salary did not change. In recognition of Mr. Bryant's continued strong leadership and market-based factors, the Compensation Committee recommended a salary increase for Mr. Bryant for 2013. Mr. Bryant, however, requested that his base salary remain the same. In light of Mr. Bryant's request, the Board did not increase Mr. Bryant's salary, which has remained unchanged since the beginning of 2009.

In February 2014, the Compensation Committee did not increase the base salary of any of our NEOs. This decision was taken after reviewing competitive benchmarking data and a general desire to transition NEO compensation to one that is more heavily-weighted toward long term incentives based overall compensation package, while still maintaining competitive cash-based compensation.

The following table shows base salaries applicable to each NEO for 2012, 2013 and 2014.

NEO	2012 Base Salary	2013 Base Salary	2014 Base Salary

Mr. Bryant	$1,000,000	$1,000,000	$1,000,000
Mr. Wilkirson	$499,500	$540,000	$540,000
Mr. Whitfield	$686,400	$775,000	$775,000
Mr. Painter	$655,200	$700,000	$700,000
Mr. Farnsworth	$577,500	$700,000	$700,000

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EXECUTIVE COMPENSATION

Annual Bonus.

Our annual incentive plan focuses key executives on achievement of the near-term objectives of our current business plan. Each year, our Compensation Committee, in consultation with our Chief Executive Officer and Meridian establishes key performance indicators for that year. The performance indicators are derived from our strategic and business growth plan. The table below sets forth our 2013 key performance indicators, including corresponding milestones and their respective weightings for each indicator established by our Compensation Committee in consultation with our Chief Executive Officer and Meridian. The Compensation Committee approved 2013 results and payments.

Performance Indicator	Target Milestone		Stretch Milestone		Target Weighting	Stretch Weighting	Approved Results	Approved Payout
Health, Safety, Security and	•	No fatalities	•	No lost time incident	25%	31.25%	Partial	18.75%
Environment (HSSE)	•	In SEMS compliance for U.S. Gulf of Mexico	•	No uncontained environmental releases in excess of 1 barrel			Target(1)
	•	90% closeout within 30 days		of hydrocarbons
of all hazards identified through hazard hunts
	•	Deliver top industry quartile TRIR (Total Recordable Incident Rate) and LTIR (Lost Time Incident Rate) performance(4)
	•	Conduct 5 Emergency Response Exercises(5)
Operational Performance	•	Spud Lontra, Mavinga, Bicuar,	•	Drill three successful wells(5)	50%	75%	Target(2)	50%
Wells & Projects		Diaman, Ardennes, Aegean	•	Sanction Heidelberg and
		and 1 additional Angola well(6)		Cobalt Board Approval of
	•	Drill two successful wells(7)		Cameia project
	•	Sanction either Heidelberg or Cameia project
Balance Sheet	•	Deliver 2013 operational results within 110% of 2013 Board approved budget(8)	•	Deliver 2013 activity within budget	25%	31.25%	Stretch(3)	31.25%
Total		–		–	100%	137.5%	–	100%

(1)
The Compensation Committee determined that a partial target award of 18.75% was achieved for Cobalt's HSSE performance. In making this determination, the Compensation Committee noted that the Company (1) had no fatalities, (2) was in SEMS compliance for U.S. Gulf of Mexico, (3) closed out greater than 90% of all hazard hunts within 30 days, (4) delivered top industry quartile TRIR performance but available data did not support a determination of top quartile LTIR performance and (5) conducted greater than five emergency response exercises.

(2)
The Compensation Committee determined that a target award of 50% was achieved for Cobalt's operational wells and projects performance. In making this determination, the Compensation Committee noted that the Company (1) had spud Lontra, Mavinga, Bicuar, Diaman, Ardennes, Aegean and Orca, (2) drilled more than two successful wells and (3) sanctioned the Heidelberg project.

(3)
The Compensation Committee determined that a stretch award of 31.25% was achieved for Cobalt's balance sheet performance. In making this determination, the Compensation Committee noted that the Company delievered 2013 activity within budget.

(4)
TRIR and LTIR rates as established by industry standard data published by International Association of Drilling Contractors (IADC).

(5)
Emergency Response Exercises: 2 in Angola and 3 in U.S. Gulf of Mexico.

(6)
Or acceptable substitute wells approved by the Board.

(7)
Discoveries are wells drilled in the U.S. Gulf of Mexico that have logged 100 or more feet (true vertical thickness) of potentially moveable hydrocarbons for a Miocene objective, or 250 or more feet for a Lower Tertiary objective, and in West Africa, that have a test flow rate of greater than 5,000 BOED (gross).

(8)
Board Approved Budget of $951 million dated December 6, 2012 normalized to actual 2013 activity plus any incremental costs incurred during 2013 to ensure highest HSSE standards.

Each of Messrs. Bryant and Whitfield was eligible for a 2013 target bonus amount equal to 100% of his 2013 base salary. Each of the remaining NEOs was eligible for a 2013 target bonus amount equal to 75% of his 2013 base salary. As shown above, the Compensation Committee, in consultation with Meridian and our Chief Executive Officer, determined that for 2013 the key performance indicators were achieved at levels that allowed for an approved payout of 100% of each NEO's respective target bonus amount, prior to adjustments for individual performance.

In February 2014, the Compensation Committee approved (i) an additional 50% payout of Mr. Bryant's target bonus amount (for an aggregate bonus of 150% of his base salary for 2013) in recognition of his overall leadership of Cobalt during 2013 (specific achievements included two significant capital market transactions, addition of high quality staff, sanction of Cobalt's first development project and the Company's Health and Safety performance), (ii) an additional 10% payout of Mr. Whitfield's target bonus amount (for an aggregate bonus of 110% of his base salary for 2013) in recognition of his extraordinary efforts leading the operations organization during a period of unprecedented growth and operational activity, (iii) an additional 5% payout of Mr. Painter's target bonus amount (for an aggregate bonus of 78.75% (calculated by multiplying his 75% bonus target by 105%) of his base salary for 2013) in recognition of his personal leadership in Cobalt's overall capital efficiency improvement program in addition to his superior personal leadership in our safety

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programs and (iv) an additional 5% payout of Mr. Farnsworth's target bonus amount (for an aggregate bonus of 78.75% (calculated by multiplying his 75% bonus target by 105%) of his base salary for 2013) in recognition of his personal leadership of Cobalt's overall exploration success.

The following table shows bonuses paid to each NEO for 2011, 2012 and 2013.

	2011 Bonus			2012 Bonus			2013 Bonus
NEO	Target %	Payout %	Bonus Paid(1)	Target %	Payout %	Bonus Paid(1)	Target %	Payout %	Bonus Paid(1)

Mr. Bryant	100%	200%	$2,000,000	100%	200%	$2,000,000	100%	150%	$1,500,000
Mr. Wilkirson	75%	125%	$421,875	75%	125%	$468,281	75%	100%	$405,000
Mr. Whitfield	100%	150%	$881,501	100%	150%	$1,029,600	100%	110%	$852,500
Mr. Painter	75%	125%	$590,625	75%	135%	$663,390	75%	105%	$551,250
Mr. Farnsworth	75%	140%	$551,250	75%	160%	$693,000	75%	105%	$551,250

(1)
Bonus paid equals the product of (i) base salary times (ii) target bonus percentage times (iii) approved payout percentage.

Annual cash bonuses with respect to the 2013 fiscal year under the annual incentive plan were calculated in late February and paid in early March 2014.

Long Term Incentive (Equity) Compensation.

Prior to the IPO, significant equity awards were granted to each NEO to align his incentives with the interests of our stockholders. These awards were converted into shares of common stock in connection with the IPO. Since the IPO, we have started to make annual market- based grants of equity to each NEO similar to the practices of established public companies. Our NEOs and other key executives are heavily invested in our common stock, which we believe aligns their interests with those of our stockholders.

Our Equity Compensation Process.

Our process for determining the amounts of equity compensation awarded to our NEOs begins with discussions among our Compensation Committee and Meridian, which has advised the Compensation Committee since 2010. The initial discussions around equity compensation awards typically occur in the latter portion of each calendar year, and continue with further discussions in the first quarter of the following calendar year, culminating with a determination by our Compensation Committee on the specific levels and types of equity compensation to be awarded to each of our NEOs.

As part of these discussions, Meridian provides the Compensation Committee with framework and benchmarking materials that help guide its deliberations. For a discussion of the materials and the companies whose compensation practices the Compensation Committee reviews, please see "– Compensation Process." The Compensation Committee also considers other factors, including each NEO's individual objectives and performance over the prior calendar year and the performance of our stock price. The majority of the factors considered by the Compensation Committee are thus necessarily specific to each individual NEO and vary from year to year, depending in part upon performance objectives that are established for each NEO during the first quarter of each calendar year. For example, the factors considered by the Compensation Committee in making its determinations for the level and type of equity compensation awarded to our Chief Executive Officer have included his organizational leadership during a period of rapid growth for our company and overall operational and financial performance. The factors considered by the Compensation Committee for our Chief Financial Officer have included the successful execution of capital markets transactions and the maintenance of capital expenditure levels within budget. Factors that the Compensation Committee considered for our Chief Operating Officer have included the success of overall operations including health, safety, security and environmental performance relative to industry standards and the success of our drilling programs in the U.S. Gulf of Mexico and offshore West Africa.

The methodology employed by our Compensation Committee to arrive at specific equity compensation awards for each NEO is to establish annual equity compensation awards in reference to a percentage of each NEO's annual base salary as well as set the overall type and mix of the equity compensation award for each NEO. Each NEO's equity compensation award is approved by the Compensation Committee following the conclusion of the process and consideration of the factors outlined above. In recent years, our annual equity compensation awards have varied between 75% and 700% of the annual base salary of each NEO and have consisted of between 50% to 75% stock options, 0% to 25% restricted stock units, and 0% to 50% restricted stock. The overall equity compensation award for each NEO as well as the mix of the type of equity compensation awards may vary from year to year, depending upon the Compensation Committee's analysis and consideration of the factors referred to above.

Historical Post-IPO Equity Grants.

Our first annual grant of equity as a public company occurred in December 2010 and it consisted of stock options, restricted stock and restricted stock units. The restricted stock units were performance awards that vested annually for three years based on the number of successful wells we drilled, up to a 200% maximum payout. Each successful well resulted in a payout of 37.5% of the award for 2011 and 2012 and 25% for 2013. Under the terms of the restricted stock unit awards, payouts of 37.5%, 50% and 75% were

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approved for 2011, 2012 and 2013, respectively. Given the complexity of this award program and difficulty in determining what constituted a successful well, we have not issued this type of award since December 2010 and instead have exclusively focused on stock options and restricted stock for our long term incentive program.

During the fall of 2011, the Compensation Committee determined that the annual grants of equity would occur during the first quarter of each year rather than the prior December and, therefore, no annual grants of equity were made to our NEOs during 2011.

The Compensation Committee is committed to aligning long-term equity compensation with company performance. Since 2010, and the difficulty the Compensation Committee experienced setting specific exploration achievement goals, the Compensation Committee has delivered long-term equity compensation to NEOs strictly in the form of stock options and restricted stock. While time-vested options and restricted stock are not typically classified as performance-based at other companies, Cobalt remains in a business model and high-risk environment where our stock price fluctuates significantly with reported exploration results and has relatively little correlation with the general economy or commodity prices. Ultimate realized value from stock options and restricted stock awards have significant alignment with our future operating performance, and carry meaningful upside and downside risk.

In February 2012, the Compensation Committee and the Board made an annual grant of equity consisting of stock options and restricted stock. In addition, in February 2012, the Compensation Committee and the Board approved certain non-material amendments to the award agreements for the December 2010 equity awards. These amendments did not involve the amount or pricing of the awards. For a description of these amendments, see "Potential Payments Upon Termination or Change in Control."

In February 2013 and February 2014, the Compensation Committee made an annual grant of equity consisting of stock options and restricted stock, which vest 50% on the third and fourth anniversaries of the grant. Pursuant to SEC rules, the grant date fair value of the February 2014 grants will be reported in the Compensation Tables of the proxy statement for our 2015 Annual Meeting of Stockholders.

In addition, in September 2013, Mr. Whitfield was granted 50,000 restricted shares that will vest upon the successful completion of the extension of his employment agreement, which will be the earlier of the date on which an individual commences employment with us as our Chief Operating Officer or President and December 31, 2014.

The following table shows equity awards granted to each NEO for 2012, 2013 and 2014.

NEO	2012 Equity Awards (Intended Value and Mix)(1)	2013 Equity Awards (Intended Value and Mix)(2)	2014 Equity Awards (Intended Value and Mix)(4)

Mr. Bryant	$7,000,000 split 50% restricted stock and 50% stock options	$7,000,000 split 25% restricted stock and 75% stock options	$7,000,000 split 50% restricted stock and 50% stock options
Mr. Wilkirson	$624,300 split 50% restricted stock and 50% stock options	$675,000 split 50% restricted stock and 50% stock options	$810,000 split 50% restricted stock and 50% stock options
Mr. Whitfield	$1,029,500 split 50% restricted stock and 50% stock options	$1,162,500 split 50% restricted stock and 50% stock options, plus a one-time award of 50,000 shares of restricted stock(3)	$1,395,000 split 50% restricted stock and 50% stock options
Mr. Painter	$819,000 split 50% restricted stock and 50% stock options	$875,000 split 50% restricted stock and 50% stock options	$1,225,000 split 50% restricted stock and 50% stock options
Mr. Farnsworth	$721,900 split 50% restricted stock and 50% stock options	$875,000 split 50% restricted stock and 50% stock options	$1,225,000 split 50% restricted stock and 50% stock options

(1)
Restricted stock will cliff vest on 12/31/14. Options will cliff vest on 12/31/14.

(2)
Restricted stock (other than Mr. Whitfield's one-time award) will vest 50% on 12/31/15 and 50% on 12/31/16. Options will vest 50% on 12/31/15 and 50% on 12/31/16.

(3)
Mr. Whitfield's one-time award of restricted stock will vest upon the completion of the extension of his employment agreement.

(4)
Restricted stock will vest 50% on 12/31/16 and 50% on 12/31/17. Options will vest 50% on 12/31/16 and 50% on 12/31/17.

Comparative Analysis of 2013 Equity Compensation.

For purposes of comparison, the discussion below relates to annual long-term incentive equity awards granted to our Named Executive Officers in 2012 and 2013, as well as in February of 2014. The annual equity awards granted to our Named Executive Officers in February of 2014 (and, if any, additional equity awards that may be granted to our Named Executive Officers in 2014) will be shown in the "Summary Compensation Table" and "Grants of Plan-Based Awards" tables of our proxy statement for our 2015 Annual Meeting of Stockholders.

Mr. Bryant received annual long-term incentive equity awards equal to $7,000,000 in each of 2012, 2013 and 2014 that represented 700% of his base salary in each year. The Compensation Committee set the level of Mr. Bryant's long-term incentive at 700% of his base salary in 2012 and maintained this level in 2013 and 2014 based on a variety of specific factors, including his exceptional performance, industry benchmarking information and the range of CEO compensation opportunities among other relevant companies.

Mr. Wilkirson received annual long-term incentive equity awards equal to $624,300, $675,000 and $810,000 in each of 2012, 2013 and

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2014, respectively. Mr. Wilkirson's award was 125%, 130% and 150% of his base salary in each of 2012, 2013 and 2014, respectively. Mr. Wilkirson's 2013 equity compensation award was based on a variety of specific factors, including his leadership of two capital markets transactions, our financial organization and competitive compensation data.

Mr. Whitfield received annual long-term incentive equity awards equal to $1,029,500, $1,162,500 and $1,395,000 in each of 2012, 2013 and 2014, respectively. Mr. Whitfield's award was 150%, 150% and 180% of his base salary in each of 2012, 2013 and 2014, respectively. As discussed above, Mr. Whitfield was also granted an additional award of 50,000 shares of restricted stock in September of 2013 that will vest upon the successful completion of the extension of his employment agreement. Mr. Whitfield's 2013 equity compensation award was based on a variety of specific factors, including his overall superior leadership effort in building and guiding the operations organization during 2013 and competitive compensation data.

Mr. Painter received annual long-term incentive equity awards equal $819,000, $875,000 and $1,225,000 in each of 2012, 2013 and 2014, respectively. Mr. Painter's award was 125%, 130% and 175% of his base salary in each of 2012, 2013 and 2014, respectively. Mr. Painter's 2013 equity compensation award was based on a variety of specific factors, including a review of his outstanding performance, his overall leadership of our capital efficiency improvement programs, his personal leadership in our safety culture and competitive compensation data.

Mr. Farnsworth received annual long-term incentive equity awards equal to $721,900, $875,000 and $1,225,000 in each of 2012, 2013 and 2014, respectively. Mr. Farnsworth's award was 125%, 130% and 175% of his base salary in each of 2012, 2013 and 2014. Mr. Farnsworth's 2013 equity compensation award was based on a variety of specific factors, including a review of his superior performance, his overall leadership of our exploration efforts and results, recruiting and developing a world class exploration team and his overall safety leadership.

Deferred Compensation.    In November of 2012, the Compensation Committee adopted the Cobalt International Energy, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") under the Cobalt International Energy, Inc. Long Term Incentive Plan. Our NEOs along with other key management or highly compensated employees selected by the Compensation Committee are eligible to participate in the deferred compensation plan. The deferred compensation plan permits eligible participants to defer receipt all or a portion of the participant's base salary for a plan year and/or all or a portion of a participant's annual bonus with respect to a plan year. Any and all deferrals under the deferred compensation plan will be notionally invested and will settle in shares of the Company's common stock. In 2012 and 2013, none of our NEOs elected to participate in the plan.

Other Benefits.    We offer all of our employees a 401(k) savings plan and group health and life insurance. Our NEOs participate in these programs on the same basis as all employees. We do not offer other welfare or fringe benefits or perquisites to our NEOs.

Stock Ownership Guidelines.    Effective October 25, 2011, the Compensation Committee adopted stock ownership guidelines applicable to our Chief Executive Officer, our other executive officers and our non-employee directors. These guidelines require that at the end of each fiscal year the value of shares of our common stock retained by the Chief Executive Officer, our other executive officers and our non-employee directors be six times, three times and five times, respectively, the multiple of such person's respective base salary or annual retainer. Our Chief Executive Officer, other executive officers and non-employee directors are in compliance with these guidelines.

Consideration of 2012 Say-On-Pay Stockholders Vote.    At our 2013 Annual Meeting of Stockholders, over 95% of votes were cast, on an advisory basis, in favor of the "say-on-pay" vote on executive compensation. As such, the Compensation Committee has concluded that a large majority of our stockholders is satisfied with our existing compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing executive compensation program effectively aligns the interests of our named executive officers with the long term goals of Cobalt.

Our Compensation Policies and Practices and Risk Management.    Our management team has reviewed our compensation policies and practices for all of our employees with our Compensation Committee. The Compensation Committee has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Tax and Accounting Considerations.    Section 162(m) of the Internal Revenue Code generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to $1 million per fiscal year, with an exception for "qualified performance-based compensation". As a newly public company, we have been eligible for special transition relief under Section 162(m) of the Internal Revenue Code. This special transition relief expired effective as of the 2013 Annual Meeting of Stockholders. Since the expiration of this relief, we have sought to maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be tax deductible, and we reserve the flexibility to do so.

We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code. We make no representations or warranty, however, that recipients of any payments, compensation or other benefits will not incur additional tax, interest or penalties under Section 409A of the Internal Revenue Code.

We account for stock-based compensation in accordance with the requirements of FASB Accounting Standards Codification ("ASC") Topic 718.

Back to Contents

EXECUTIVE COMPENSATION

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Jon A. Marshall, Chairman
Jack E. Golden
D. Jeff van Steenbergen
Martin H. Young, Jr.

2013 Summary Compensation Table

The following table summarizes the compensation of our NEOs for 2013. Our NEOs are our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as determined by their total compensation for 2013 set forth in the table below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Joseph H. Bryant	2013	1,000,000	500,000	1,749,994	5,660,615	1,000,000	28,810	9,939,419
Chairman & Chief	2012	1,000,000	875,000	3,499,997	3,649,590	1,125,000	28,523	10,178,110
Executive Officer	2011	1,000,000	900,000	–	–	1,100,000	21,017	3,021,017
John P. Wilkirson	2013	540,000	0	337,486	363,890	405,000	34,013	1,680,389
EVP and Chief Financial	2012	499,500	46,828	316,168	325,516	421,453	33,364	1,638,829
Officer	2011	450,000	50,625	–	–	371,250	22,568	894,443
Van P. Whitfield	2013	775,000	77,500	1,808,231	626,708	775,000	17,166	4,079,605
Chief Operating Officer	2012	686,400	257,400	514,779	536,787	772,200	17,282	2,784,848
	2011	587,667	235,067	741,500	–	646,434	2,322	2,212,990
James H. Painter	2013	700,000	26,250	437,481	471,707	525,000	27,634	2,188,072
EVP, Execution and Appraisal	2012	655,200	110,565	409,493	426,986	552,828	25,461	2,180,530
	2011	630,000	70,875	–	–	519,750	11,018	1,231,643
James W. Farnsworth	2013	700,000	26,250	437,481	471,707	525,000	16,892	2,177,330
Chief Exploration Officer, and EVP,	2012	577,500	205,734	360,937	376,358	487,266	17,013	2,024,807
Exploration and New Ventures	2011	525,000	118,125	–	–	433,125	2,114	1,078,364

(1)
The amounts reported are the salaries that each NEO received for the entire year.

(2)
With respect to 2011 compensation shown in the table above, based on exceptional performance, each of our NEOs received a supplemental cash bonus for 2011 in an amount equal to at least 15% of his target bonus. In addition, with respect to 2012 compensation shown in the table above, each of our NEOs received a supplemental cash bonus for 2012. Finally, with respect to 2013 compensation shown in the table above, Messrs. Bryant, Whitfield, Painter and Farnsworth received a supplemental cash bonus for 2013. For additional information on these bonuses, see "Compensation Discussion and Analysis – Annual Bonus."

(3)
Represents the aggregate grant date fair value of equity awards granted in the relevant fiscal year computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates. See Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our assumptions in determining the grant date fair value of these awards.

(4)
The amounts reported for 2013 are the annual bonuses that the NEOs received in March 2014 for performance during 2013 pursuant to our annual incentive plan, based upon achievement of the applicable key performance indicators. For additional information on these bonuses, see "Compensation Discussion and Analysis – Annual Bonus."

(5)
The following items are reported in the "All Other Compensation" column:

Name	Health Benefits($)	401(k) Match	Total($)

Joseph H. Bryant	$13,510	$15,300	$28,810
John P. Wilkirson	18,713	15,300	34,013
Van P. Whitfield	1,866	15,300	17,166
James H. Painter	12,334	15,300	27,634
James W. Farnsworth	1,592	15,300	16,892

 2013 Grants of Plan-Based Awards

The following table sets forth information regarding the non-equity and equity incentive plan awards granted to our NEOs in 2013.

				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
						Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)

Joseph H. Bryant		1,000,000	1,375,000
	2/21/13			73,591			1,749,994
	2/21/13				401,901	23.78	5,660,615
John P. Wilkirson		405,000	556,875
	2/21/13			14,192			337,486
	2/21/13				25,836	23.78	363,890
Van P. Whitfield(4)		775,000	1,065,625
	2/21/13			24,442			581,231
	2/21/13				44,496	23.78	626,708
	9/5/13			50,000			1,227,000
James H. Painter		525,000	721,875
	2/21/13			18,397			437,481
	2/21/13				33,491	23.78	471,707
James W. Farnsworth		525,000	721,875
	2/21/13			18,397			437,481
	2/21/13				33,491	23.78	471,707

(1)
For additional information on the actual earned amounts, see "Compensation Discussion and Analysis – Elements of Compensation – Annual Bonus" and the "Non-Equity Incentive Plan Compensation" column of the 2013 Summary Compensation Table.

(2)
Represents the number of restricted shares granted to each NEO on February 21, 2013. The February 21, 2013 awards will vest 50% on December 31, 2015 and 50% on December 31, 2016.

(3)
Represents the number of stock options granted to each NEO on February 21, 2013. These awards will vest 50% on December 31, 2015 and 50% on December 31, 2016.

(4)
The September 5, 2013 award will vest upon the earlier of the date on which another individual commences employment with us as our Chief Operating Officer or President and December 31, 2014.

Employment and Severance Agreements

In connection with our IPO in December 2009, we entered into an employment agreement with each of Messrs. Bryant, Painter and Farnsworth and a severance agreement with each of Messrs. Wilkirson and Whitfield. In September 2011, in connection with Mr. Whitfield's promotion to Chief Operating Officer, we entered into an employment agreement with him that supersedes his severance agreement. Mr. Whitfield's employment was extended pursuant to its terms on September 3, 2013. The following is a summary of certain of the material terms of these agreements. For a summary of the provisions in these agreements that relate to specified terminations of employment or a change in control, see "Potential Payments Upon Termination or Change in Control".

Terms.    The agreements with Messrs. Bryant, Painter, Farnsworth and Wilkirson have five-year terms, which correspond with the length of the share transfer restrictions applicable to Messrs. Bryant, Painter, Farnsworth and Wilkirson that are described below. These agreements expire on December 21, 2014. The term of Mr. Whitfield's agreement, as extended, is scheduled to expire on the earlier of the date on which another individual commences employment with us as our Chief Operating Officer or President and December 31, 2014.

Base Salary, Annual Bonus and Benefits.    The employment agreements with each of Messrs. Bryant, Painter, Farnsworth and Whitfield specify the terms of his base salary, annual bonus opportunity and entitlement to benefits, expense reimbursement, paid vacation and sick leave; the severance agreement with Mr. Wilkirson does not specify such terms. Each employment agreement provides for a base salary that may be increased (but not decreased) at the discretion of the Board (or a committee thereof); for our NEOs' base salaries in 2013, see the "Salary" column of the 2013 Summary Compensation Table. Each employment agreement provides that the executive is eligible to receive an annual bonus, based on the attainment of performance criteria determined by the Board (or a committee thereof), in a target annual amount equal to 100% of his base salary. In December 2010, each of Messrs. Painter and Farnsworth agreed to reduce his target bonus amount to 75% in return for annual grants of equity.

Equity Grants.    The employment and severance agreements with each of Messrs. Bryant, Painter, Wilkirson and Whitfield provided for the grant to each of them, immediately prior to the closing of our IPO, of Class C and/or Class D units. These units, which were converted in connection with our IPO into restricted shares of our common stock granted under the Incentive Plan and individual award agreements, were granted in exchange for each NEO's agreement to be bound by the share transfer restrictions described below. For additional information regarding these equity grants, see the narrative following the "Potential Payments Upon Termination or a Change-in-Control" table.

Transfer Restrictions.    Each employment and severance agreement contains restrictions on the NEO's ability to transfer the shares of our common stock that he received in connection with our corporate reorganization in respect of his Class A and Class B units. These transfer restrictions operate independently from the transfer restrictions contained in the restricted stock award agreements that govern the terms of the shares of our common stock that each NEO received in respect of his Class B units. The number of shares that are subject to the transfer restrictions in the employment and severance agreements are determined by a formula based on the class of partnership interest from which the shares were converted in connection with our corporate reorganization and the proportions of sales of our common stock transacted by our controlling stockholders following the closing of our IPO. The formula ensures that a substantial portion of our NEOs' shareholdings cannot be sold for five years (or, in the case of Mr. Whitfield, two-and-a-half years) following the closing of our IPO. The restricted period will end early in the event of:

•
termination of the NEO's employment other than by us for "cause" (see definition in the narrative following the table in the "Potential Payments Upon Termination or Change-in-Control" section);

•
the sale by our controlling stockholders of a number of shares of our common stock equal to the number of shares that they held immediately after the closing of our IPO; or

•
a "change-in-control" (see definition in the narrative following the table in the "Potential Payments Upon Termination or Change-in-Control" section), subject to specified exceptions described in footnote 4 to the table in the "Potential Payments Upon Termination or Change-in-Control" section.

Pursuant to the terms of Mr. Whitfield's employment agreement, the transfer restrictions applicable to Mr. Whitfield expired on June 21, 2012.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information regarding the exercisable and unexercisable stock options and the unvested restricted stock and restricted stock units held by our NEOs as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Joseph H. Bryant	171,755	57,252	12.45	12/3/2020
		203,717	30.50	2/24/2022
		401,901	23.78	2/21/2023
					650,925	10,707,716	547,753	9,010,537
John P. Wilkirson	38,645	12,881	12.45	12/3/2020
		18,170	30.50	2/24/2022
		25,836	23.78	2/21/2023
					77,556	1,275,796	79,209	1,302,988
Van P. Whitfield	71,041	23,681	12.45	12/3/2020
		29,963	30.50	2/24/2022
		44,496	23.78	2/21/2023
					141,320	2,324,714	62,254	1,024,078
James H. Painter	67,628	22,543	12.45	12/3/2020
		23,834	30.50	2/24/2022
		33,491	23.78	2/21/2023
					182,162	2,996,565	250,489	4,120,544
James W. Farnsworth	67,628	22,543	12.45	12/3/2020
		21,008	30.50	2/24/2022
		33,491	23.78	2/21/2023
					180,570	2,970,376	248,155	4,082,150

(1)
In December 2010, Messrs. Bryant, Wilkirson, Farnsworth, Painter and Whitfield received 229,007, 51,526, 90,171, 90,171 and 94,723 stock options, respectively. These stock options vested 25% on each of December 31, 2011, December 31, 2012 and December 31, 2013 and the remaining 25% are scheduled to vest on December 31, 2014. On February 24, 2012, Messrs. Bryant, Wilkirson, Farnsworth, Painter and Whitfield received 203,717, 18,170, 21,008, 23,834 and 29,963 stock options, respectively based on the 2013 Grants of the Plan-Based Awards table. These stock options will vest on December 31, 2014. On

  February 21, 2013, Messrs. Bryant, Wilkirson, Farnsworth, Painter and Whitfield received 401,901, 25,836, 33,491, 33,491 and 44,496 stock options, respectively. These stock options will vest 50% on December 31, 2015 and 50% on December 31, 2016.

(2)
For Mr. Bryant, consists of (i) 462,580 restricted shares which he received in our IPO upon the conversion of his Class C units, which are scheduled to vest on December 21, 2014, (ii) 114,754 restricted shares which he received on February 24, 2012, which are scheduled to vest on December 31, 2014 and (iii) 73,591 restricted shares which he received on February 21, 2013, which are scheduled to vest 50% on December 31, 2015 and 50% on December 31, 2016.

  For Mr. Wilkirson, consists of (i) 23,129 restricted shares which he received in our IPO upon the conversion of his Class C units, which are scheduled to vest on December 21, 2014, (ii) 30,000 restricted shares he received in June 2010 in connection with his promotion to Chief Financial Officer, which are scheduled to vest on December 21, 2014, (iii) 10,235 restricted shares which he received on February 24, 2012, which are scheduled to vest on December 31, 2014 and (iv) 14,192 restricted shares which he received on February 21, 2013, which are scheduled to vest 50% on December 31, 2015 and 50% on December 31, 2016.

  For Mr. Whitfield, consists of (i) 50,000 restricted shares which he received in September 2011 in connection with his promotion to Chief Operating Officer, which are scheduled to vest upon the earlier to occur of December 31, 2014 or the termination of his employment agreement, (ii) 16,878 restricted shares which he received on February 24, 2012, which are scheduled to vest on December 31, 2014, (iii) 24,442 restricted shares which he received on February 21, 2013, which are scheduled to vest 50% on December 31, 2015 and 50% on December 31, 2016 and (iv) 50,000 restricted shares which he received in September 2013 in connection with extension of his employment contract, which are scheduled to vest on the earlier of the date on which an individual commences employment with us as our Chief Operating Officer or President and December 31, 2014.

  For Mr. Painter, consists of (i) 150,339 restricted shares which he received in our IPO upon the conversion of his Class C units, which are scheduled to vest on December 21, 2014, (ii) 13,426 restricted shares which he received on February 24, 2012, which are scheduled to vest on December 31, 2014 and (iii) 18,397 restricted shares which he received on February 21, 2013, which are scheduled to vest 50% on December 31, 2015 and 50% on December 31, 2016.

  For Mr. Farnsworth, consists of (i) 150,339 restricted shares which he received in our IPO upon the conversion of his Class units, which are scheduled to vest on December 21, 2014, (ii) 11,834 restricted shares which he received on February 24, 2012, which are scheduled to vest on December 31, 2014 and (iii) 18,397 restricted shares which he received on February 21, 2013, which are scheduled to vest 50% on December 31, 2015 and 50% on December 31, 2016.

(3)
The market value of the unvested restricted stock and restricted stock units was calculated by multiplying the number of shares underlying the awards by $16.45, which was the closing price of a share of our common stock on December 31, 2013, the last trading day of 2013.

(4)
For Mr. Bryant, these shares or units consist of 525,533 restricted shares he was awarded in our IPO upon the conversion of his Class D units and 22,220 restricted shares he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met.

  For Mr. Wilkirson, these shares or units consist of 39,415 restricted shares he was awarded in our IPO upon the conversion of his Class D units, 30,000 shares he received in June 2010 in connection with his promotion to Chief Financial Officer, 9,794 restricted shares he was awarded in December 2010 and 9,036 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met.

  For Mr. Whitfield, these shares or units consist of 12,254 restricted shares he was awarded in December 2010 and 50,000 shares he received in September 2011 in connection with his promotion to Chief Operating Officer. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met.

  For Mr. Painter, these shares or units consist of 236,490 restricted shares he was awarded in our IPO upon the conversion of his Class D units and 13,999 restricted shares he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met.

  For Mr. Farnsworth, these shares or units consist of 236,490 restricted shares he was awarded in our IPO upon the conversion of his Class D units and 11,665 restricted shares he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met.

2013 Option Exercises and Stock Vested

The following table sets forth information regarding restricted stock units held by the NEOs that vested in February 2013. None of our NEOs exercised stock options in 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Joseph H. Bryant	35,140	835,629
John P. Wilkirson	7,906	188,005
Van P. Whitfield	14,534	345,619
James H. Painter	13,836	329,020
James W. Farnsworth	13,836	329,020

(1)
The value realized was calculated by multiplying the number of restricted stock units that vested by $23.78, which was the closing price of a share of our common stock on the vesting date of February 21, 2013.

2013 Pension Benefits

We do not maintain any defined benefit pension plans.

Potential Payments Upon Termination or Change in Control

The following table and narrative quantify and describe the payments and benefits to which each of Messrs. Bryant, Wilkirson, Whitfield, Painter and Farnsworth would have been entitled had his employment terminated under specified circumstances or had we undergone a change in control, in each case on December 31, 2013. The amounts set forth in the "Accelerated Vesting of Equity" column of this table are based on the $16.45 closing price of a share of our common stock on December 31, 2013.

Name	Salary ($)(1)	Pro Rata Bonus ($)(1)(2)	Health Benefits Continuation ($)(3)	Accelerated Vesting of Equity ($)(4)	Total ($)

Joseph H. Bryant
For Cause or Without Good Reason	–	–	–	–	–
Death or Disability	–	1,500,000	–	19,947,261	21,447,261
Without Cause or for Good Reason	–	–	23,017	–	23,017
Change in Control	–	–	–	19,947,261	19,947,261
John P. Wilkirson
For Cause or Without Good Reason	–	–	–	–	–
Death or Disability	–	405,000	–	2,630,308	3,035,308
Without Cause or for Good Reason	–	–	29,893	–	29,893
Change in Control	–	–	–	2,630,308	2,630,308
Van P. Whitfield
For Cause or Without Good Reason	–	–	–	–	–
Death or Disability	–	852,500	–	7,343,351	7,945,851
Without Cause or for Good Reason	–	–	2,851	–	2,851
Change in Control	–	–	–	7,343,351	7,343,351
James H. Painter
For Cause or Without Good Reason	–	–	–	–	–
Death or Disability	–	551,250	–	7,207,281	7,758,531
Without Cause or for Good Reason	–	–	19,377	–	19,377
Change in Control	–	–	–	7,207,281	7,207,281
James W. Farnsworth
For Cause or Without Good Reason	–	–	–	–	–
Death or Disability	–	551,250	–	7,142,698	7,693,948
Without Cause or for Good Reason	–	–	2,361	–	2,361
Change in Control	–	–	–	7,142,698	7,142,698

(1)
Each NEO's employment or severance agreement provides for a cash severance payment on termination of the NEO's employment by us without "cause" or by him for "good reason" (see the definitions of such terms in the narrative below). In the case of Mr. Bryant, the amount of this payment is equal to the remaining portion of his annualized base salary for the year in which his termination occurs plus two times his annualized base salary for each remaining full calendar year of his five-year agreement plus two times the pro rata portion of his annualized base salary for the period during the last year of his agreement starting with January 1 and ending on the agreement expiration date. In the case of each of Messrs. Whitfield, Painter and Farnsworth, the amount of this payment is equal to 100% of his annualized base salary, and in the case of Mr. Wilkirson, the amount of this payment is equal to 50% of his annualized base salary. For each of our NEOs, however, the amount of this payment, when added to the amount of any pro rata bonus paid on such termination (see footnote 2), is reduced by the value (at the time of termination) of the restricted shares of our common stock that the NEO received under the Incentive Plan in connection with our IPO and that are held by the NEO, except to the extent that such restricted shares would be forfeited on termination. Because the value of such shares held by each of our NEOs as of December 31, 2013 exceeded the amount of such cash severance, none of these NEOs would have received any cash severance had his employment been terminated by us without cause or by him for good reason on such date.

(2)
Each NEO's employment or severance agreement provides for a pro rata bonus payment upon termination of his employment due to death or "disability" (see the definition of such term in the narrative below), by us without cause or by him for good reason. "Pro Rata Bonus" amounts shown in the table for a termination of employment due to death or "disability" represent the actual annual bonuses with respect to the 2013 fiscal year that were determined by the Compensation Committee under the Company's annual incentive plan and paid in March 2014.

(3)
Each NEO's employment or severance agreement provides that the NEO may elect to continue coverage under our group health plans for him and his eligible dependents for a period not to exceed 18 months following termination of his employment by us without cause or by him for good reason at the same cost to him as is paid by similarly situated employees for similar coverage. The amounts set forth in this column for Messrs. Bryant, Wilkirson, Painter and Farnsworth assume that each would have elected to continue his coverage for the maximum 18 months.

(4)
Please see the narrative below for a description of the treatment of the NEOs' equity awards on termination of their employment or a change in control.

Termination of employment

Restricted stock.    Under the terms of each NEO's restricted stock award agreements, on termination of the NEO's employment due to his death or "disability" (as defined below), the vesting of each of his unvested Class B and Class C restricted stock awards will accelerate in all cases, and the vesting of his unvested Class D restricted stock awards will accelerate if a specified value condition is met on December 21, 2014. To meet this value condition, the average of the volume weighted average price of a share of our common stock for each trading day during the 90-day period ending on December 20, 2014 must equal or exceed the $13.50 price at which we sold our shares to the public in our IPO. The amounts reflected in the "Death or Disability" rows of the "Accelerated Vesting of Equity" column in the table above assume that a share of our common stock would have had the same $16.45 value on December 21, 2014 as it had on December 31, 2013. Based on this assumption, the value condition would have been met and the Class D restricted stock awards would have vested on such date. Each NEO's restricted stock award agreements provide for forfeiture of his unvested restricted stock awards on termination of his employment for any reason other than due to his death or disability, except as otherwise noted below with respect to restricted stock awards following termination of employment after a change in control.

Stock options.    Under the terms of each NEO's stock option award agreement as in effect on December 31, 2013, on termination of the NEO's employment due to his death or disability, the unvested portion of the option will accelerate as of the date of such termination, and the option will remain exercisable until the earlier of one year after such termination or the expiration of the option. Each NEO's stock option award agreement provides for forfeiture of the unvested portion of the option on termination of the NEO's employment by us without "cause" (see definition below) or by him for any reason, with the vested portion of the option remaining exercisable until the earlier of 90 days after such termination or the expiration of the option. The entire option, whether vested or unvested, is forfeited on termination of the NEO's employment by us for cause. In February 2012, the Board approved non-material amendments to the option awards held by all participants, including the NEOs, to provide that, after any termination of employment other than by us for cause, the vested portion of the option will remain exercisable until the expiration of the option.

Change in control

Restricted stock.    Under the terms of each NEO's restricted stock award agreements, on a "change in control" (as defined below), the vesting of each of his unvested Class B and Class C restricted stock awards will accelerate in all cases, and the vesting of his unvested Class D restricted stock awards will accelerate if a specified value condition is met as of the date of such change in control. In addition, if the acquirer in such change in control requests that the NEO continue to provide services to us (or our successor or the surviving entity) for a specified period not to exceed 12 months after such change in control, the Class D restricted stock awards will accelerate on the earliest of the last day of such period, December 21, 2014 or the date on which the NEO's employment is terminated by us (or our successor or the surviving entity) without cause, by him for "good reason" (as defined below) or due to his death or disability. The amounts reflected in the "Change in Control" rows of the "Accelerated Vesting of Equity" column in the table above assume that a share of our common stock would have had the same $16.45 value on December 21, 2014 as it had on December 31, 2013. Based on this assumption, the value condition would have been met and the Class D restricted stock awards would have vested on such date.

Stock options.    Under the terms of each NEO's stock option award agreement as in effect on December 31, 2013, on a change in control, the vesting of the unvested portion of the award will accelerate and, unless otherwise provided by the Compensation Committee, will be canceled in consideration of a payment to the NEO in an amount equal to the intrinsic value of the award (i.e., the per share price paid by the acquirer in such change in control minus the exercise price of the option, multiplied by the number of shares covered by the option). In February 2012, the Board approved non-material amendments to the option awards held by all participants, including the NEOs, to provide that, in consideration of the cancelation of the awards on a change in control, each participant may elect either to receive a payment in an amount equal to the intrinsic value of the participant's award or to have the award rolled over into an equivalent option to purchase shares of the acquirer's stock. However, our Chief Executive Officer may determine to disregard the participants' elections so long as the options held by all participants are treated substantially similarly.

Golden Parachute Tax Gross-Ups.    The employment or severance agreement with each of our NEOs other than Mr. Whitfield provides for a "gross-up" of any golden parachute excise taxes imposed under Internal Revenue Code Section 4999 on any change-in-control-related payments or benefits that he receives. However, such gross-up does not apply to the issuance to him of any of our equity interests or the accelerated vesting of any such interests that he may receive in connection with such a change in control. In addition, he is not entitled to such a gross-up if the aggregate value of such change-in-control-related payments does not exceed 110% of his safe harbor amount (i.e., three times his average total annual compensation for the five calendar years prior to the change in control). Had a change in control occurred on December 31, 2013, the aggregate value of the payments that would have been made to each of Messrs. Bryant, Wilkirson, Painter and Farnsworth in connection with such change in control (other than any accelerated vesting of his restricted stock awards) would not have exceeded 110% of his safe harbor amount. Therefore, none of Messrs. Bryant, Wilkirson, Painter or Farnsworth would have been entitled to a gross-up payment pursuant to his employment or severance agreement.

Releases.    On each termination of an NEO's employment other than due to his death or disability our obligation to provide the salary and pro rata bonus payments quantified and described in the table above would have been subject to the NEO's execution of a release of claims in our favor.

Restrictive Covenants.    Each NEO's employment or severance agreement contains restrictions on competing with us or soliciting our employees during a specified period following termination of his employment with us: one year, in the case of Messrs. Bryant, Whitfield, Painter and Farnsworth, and six months, in the case of Mr. Wilkirson. These restrictions do not survive and are not applicable to a termination following the expiration of any employment or severance agreement. Each NEO also is subject to perpetual restrictions on disclosing our confidential information or disparaging us.

Termination by Us without Cause or by the NEO for Good Reason.    As quantified and described in the table above, each NEO's employment or severance agreement provides for specified payments and benefits upon termination of his employment by us without cause or by him for good reason, and each NEO's Class D restricted stock award agreement provides for accelerated vesting of the award on termination of the NEO's employment by us without cause or by him for good reason under specified circumstances following a change in control. Each of these agreements generally defines "cause" to mean the NEO's:

•
willful failure to substantially perform his duties;

•
willful misconduct, gross negligence or breach of fiduciary duty that results in material demonstrable harm to us or any of our affiliates;

•
willful and material breach of the agreement that results in material demonstrable harm to us or any of our affiliates;

•
conviction of, or entering a plea bargain or settlement admitting the guilt or the imposition of unadjudicated probation for, any felony that involves moral turpitude or as a result of which his continued employment would reasonably be expected to have a material adverse impact on our or our affiliates' reputations;

•
having been the subject of any order, judicial or administrative, obtained or issued by the SEC for any securities violation involving fraud;

•
unlawful use or possession of illegal drugs on our premises or while performing his duties and responsibilities; or

•
commission of an act of fraud, embezzlement or misappropriation against us or any of our affiliates.

In each case, the NEO has 30 days following written notice from us to cure, if possible, the situation alleged to constitute cause.

Each agreement generally defines "good reason" to mean:

•
a material diminution in the NEO's base salary; or

•
the relocation of the geographic location of the NEO's principal place of employment by more than 75 miles from Houston, Texas.

Messrs. Bryant's and Whitfield's employment agreements define "good reason" to include also the following:

•
a material diminution in his authority, duties, responsibility or roles; or

•
a material breach by us of his employment agreement.

In each case, the NEO is required to provide us with written notice of the condition alleged to constitute good reason within 45 days after the initial existence of the condition. We then have 30 days to cure the condition.

Disability.    As quantified and described in the table above, each NEO's employment or severance agreement provides for specified payments and benefits on his disability, and each NEO's equity award agreements provide for accelerated vesting of the awards on his termination of employment because of disability, either in all cases or under specified circumstances. Each of these agreements generally defines "disability" to mean the NEO's inability to perform, with or without reasonable accommodation, the essential functions of his position for a total of three months during any six-month period as a result of incapacity due to mental or physical illness.

Change in Control.    As discussed above, our NEOs' equity awards vest in connection with a change in control under specified circumstances. The Incentive Plan generally defines a "change in control" to mean:

•
the acquisition of more than 50% of the combined voting power of our outstanding securities (other than by any of our controlling stockholders or their respective affiliates);

•
the replacement of the majority of our directors during any 12-month period (other than by directors approved by a majority of our remaining directors);

•
the consummation of our merger or consolidation with another entity (unless our voting securities outstanding immediately prior to such transaction continue to represent at least 50% of the combined voting power and total fair market value of our securities or those of the surviving entity outstanding immediately after such transaction); or

•
the transfer of our assets having an aggregate fair market value of more than 50% of our fair market value immediately prior to such transfer, but only if, in connection with such transfer or within a reasonable period thereafter, our stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of our fair market value immediately prior to such transfer.

 Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)

Equity compensation plans approved by security holders(1)	2,540,042	(2)	$20.24	(4)	8,040,277
Equity compensation plans not approved by security holders	–		–		–
Total	2,540,042	(2)	$20.24	(4)	8,040,277

(1)
Includes the Cobalt International Energy Inc. Long Term Incentive Plan and the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan.

(2)
Includes 2,338,718 shares of common stock underlying stock options, 39,818 shares of common stock underlying restricted stock unit awards granted to our non-employee directors and 161,506 shares of common stock granted to non-employee directors under our Non-Employee Directors Compensation Plan, which were deferred under our Non-Employee Directors Deferral Plan. The aggregate number reported in column (a) is not included within the aggregate number reported in column (c) as the securities reported in column (a) have been granted out of the Cobalt International Energy, Inc. Long Term Incentive Plan and the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan and are therefore currently unavailable for issuance as new grants under such compensation plans.

(3)
Includes 7,540,119 shares of common stock available for issuance under the Cobalt International Energy Inc. Long Term Incentive Plan and 500,158 shares of common stock available for issuance under the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan. Directors may elect to defer under the Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan all or a portion of their annual retainers and their restricted stock units that they receive under our Non-Employee Directors Compensation Plan. The aggregate number reported in column (c) does not include the shares underlying the securities reported in column (a).

(4)
Does not take into account shares of common stock underlying outstanding restricted stock units or shares of common stock that have been deferred.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

The Audit Committee of the Board consists of four non-employee independent directors, Mr. Martin H. Young, Jr., Dr. Jack E. Golden, Mr. Jon A. Marshall and Dr. Myles W. Scoggins. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter originally approved by the Board on October 22, 2009, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our auditors.

The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance.

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

Based on the Audit Committee's discussion with management and the independent accountants, and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

Audit Committee
Martin H. Young, Jr., Chairman
Jack E. Golden
Jon A. Marshall
Myles W. Scoggins

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 31, 2013.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Cobalt International Energy, Inc., at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary, or by telephone at +1 (713) 452-2322. We undertake to deliver separate copies of these documents promptly upon such request. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

Any stockholder desiring to present a stockholder proposal at our 2015 Annual Meeting of Stockholders and to have the proposal included in our related proxy statement must send it to Cobalt International Energy, Inc., Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary, so that it is received no later than November 14, 2014. All such proposals should be in compliance with SEC rules and regulations. We will only include in our proxy materials those stockholder proposals that we receive before the deadline and that are proper for stockholder action.

In addition, in accordance with our bylaws, any stockholder entitled to vote at our 2015 Annual Meeting of Stockholders may propose business (other than proposals to be included in our proxy statement and proxy as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2015 Annual Meeting of Stockholders only if written notice of such stockholder's intent is given in accordance with the requirements of our bylaws and SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of our Secretary at the address shown above, so that it is received between December 30, 2014 and January 29, 2015.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey A. Starzec Senior Vice President, General Counsel and Secretary

Houston, Texas
March 14, 2014

Cobalt International Energy
Cobalt Center
920 Memorial City Way, Suite 100
Houston, Texas 77024
Tel: +1 713 579 9100
www.cobaltintl.com

VALUE CREATION
SUCCESSFUL EXPLORATION
SELECTIVE DEVELOPMENT

X Please mark your votes like this PROXY FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Signature Signature, if held jointly Date , 2014. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 28, 2014. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone – QUICK EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. COBALT INTERNATIONAL ENERGY, INC. IS MAKING THREE PROPOSALS, NONE OF WHICH ARE CONTINGENT ON EACH OTHER. 1. Election of three Class II directors to serve a three-year term until the 2017 Annual Meeting, or until their respective successors are duly elected and qualified, and one Class I director to serve a two-year term until the 2016 Annual Meeting, or until his successor is duly elected and qualified. WITHHELD from all nominees listed to the left FOR all nominees listed to the left (except as marked to the contrary below) NOMINEES: (Instruction: To withhold authority to vote for any individual nominee, write the number(s) of the nominees in the space provided below.) –––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––– (01) Kenneth W. Moore (Class II director to serve until 2017 Annual Meeting) (02) Myles W. Scoggins (Class II director to serve until 2017 Annual Meeting) (03) Martin H. Young, Jr. (Class II director to serve until 2017 Annual Meeting) (04) Jack E. Golden (Class I director to serve until 2016 Annual Meeting) 2. To ratify the appointment of Ernst &Young LLP, as independent auditors for the fiscal year ending December 31, 2014; 3. To approve, on an advisory basis, named executive officer compensation; and FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 4. To transact such other business as may properly come before the Annual Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS COBALT INTERNATIONAL ENERGY, INC. The undersigned appoints Joseph H. Bryant and Jeffrey A. Starzec as proxies, with the power to appoint their substitutes, and authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Cobalt International Energy, Inc. held of record by the undersigned at the close of business on March 7, 2014 at the Annual Meeting of Stockholders of Cobalt International Energy, Inc. to be held on April 29, 2014 or at any adjournment thereof. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. (Continued, and to be marked, dated and signed, on the other side) FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 29, 2014. The 2014 Notice of Annual Meeting and Proxy Statement and our 2013 Annual Report to Stockholders are available at http://www.cstproxy.com/cobaltintl/2014